AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 13, 2006

REGISTRATION NO. 333-129979

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CANO PETROLEUM, INC.

(Name of small business issuer in its charter)

Delaware	1311	77-0635673
(State or jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

The Oil & Gas Commerce Building
309 West 7th Street, Suite 1600

Fort Worth, TX 76102

(817) 698-0900

(Address and telephone number of principal executive offices)

S. Jeffrey Johnson, Chief Executive Officer

The Oil & Gas Commerce Building
309 West 7th Street, Suite 1600

Fort Worth, TX 76102

(817) 698-0900

 (Name, address and telephone number of agent for service)

Copies to:

Marc J. Ross, Esq.

David Schubauer, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue of the Americas

New York, New York 10018

(212) 930-9700

APPROXIMATE DATE OF PROPOSED SALE TO PUBLIC:

As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.0001 par value per share	4,703,864	(3)	$4.47	$21,026,272.08	$2,249.81
Total	4,703,864		$4.47	$21,026,272.08	$2,249.81	(4)

(1)          Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)          Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the American Stock Exchange on November 21, 2005, which was $4.47 per share.

(3)          Represents currently outstanding shares of common stock.

(4)          Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS, SUBJECT TO COMPLETION, DATED FEBRUARY 13, 2006

Cano Petroleum, Inc.

4,703,864 Shares of

Common Stock

This prospectus relates to the public offering of an aggregate of 4,703,864 currently outstanding shares of common stock, par value $.0001 per share, which may be sold from time to time by the selling stockholders of Cano Petroleum, Inc. named in this prospectus. The shares of common stock are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The stockholders may sell the shares through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” beginning on page 9 of this prospectus. We cannot assure you that the selling stockholders will sell all or any portion of the shares offered in this prospectus.

We have paid the expenses of preparing this prospectus and the related registration expenses.

Our common stock is traded on the American Stock Exchange (“AMEX”) under the symbol CFW. The closing sales price for our common stock on January 20, 2006 was $8.40 per share.

The Securities offered hereby involve a high degree of risk.

See “Risk Factors” beginning on page 3.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CANO PETROLEUM, INC.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selling Stockholders
Plan of Distribution
Market for Common Equity and Related Stockholder Matters
Description of Business
Plan of Operation
Description of Property
Legal Proceedings
Management
Executive Compensation
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Indemnification for Securities Act Liabilities
Legal Matters
Experts
Changes in Accountants
Additional Information
Consolidated Financial Statements

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “RISK FACTORS” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “Cano,” “we,” “us,” and “our” refer to Cano Petroleum, Inc.

Cano Petroleum, Inc.

Cano Petroleum, Inc. is a growing independent oil and gas company that is actively pursuing enhanced oil recovery techniques to increase production and reserves at our existing properties and future acquisitions.  Our primary focus is crude oil and our target acquisitions are onshore U.S. properties.  We believe our focus on domestic, mature oil fields eliminates exploration risks and uncertainties of international sources.  We use waterflooding and enhanced oil recovery techniques, such as surfactant-polymer flooding technology.

We were organized under the laws of the State of Delaware on May 29, 2003 as Huron Ventures, Inc.  We did not conduct any business operations as Huron Ventures.   Prior to the acquisition of Davenport Field Unit, Inc., as discussed below, Huron Ventures was inactive with no significant operations.

On May 28, 2004, our wholly owned subsidiary, Davenport Acquisition Corp., an Oklahoma corporation, merged with Davenport Field Unit, Inc., a Texas corporation that owns a 100% working interest in certain oil, gas and mineral leasehold estates and personal property related to such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres. For this acquisition, we issued 5,165,000 shares of our common stock to the former Davenport Field Unit, Inc. shareholders and paid $1,650,000 towards certain costs associated with the Davenport Property and assumed debt.  Pursuant to the terms of the merger, we changed our name to Cano Petroleum, Inc. on June 3, 2004.

On July 2, 2004, we acquired all of the outstanding common stock of the Ladder Companies, Inc., a Delaware corporation, for approximately $2.2 million, after purchase price adjustments.  The Ladder Companies comprises two companies – Ladder Energy Company, a Delaware corporation, and Tri-Flow, Inc., an Oklahoma corporation.  Tri-Flow, Inc. and Ladder Energy Company together are referred to as the “Ladder Companies.”  The Ladder Companies are engaged in oil and gas exploration and production activities and their assets include ownership of interests in 61 wells, including 51 that are located primarily in one field of approximately 4,500 acres in Grant County, Oklahoma.  These properties are referred to as the “Rich Valley” properties in this prospectus.

On September 14, 2004, we acquired oil and gas producing leases from the Nowata Oil Properties LLC for approximately $2.6 million.  These oil and gas leases are referred to as the “Nowata Properties” in this prospectus.  The Nowata Properties leases include more than 220 producing wells producing from the Bartlesville Sandstone on 2,601 acres of land in Nowata County, Oklahoma.

On March 29, 2005, we completed the acquisition of Square One Energy, Inc.  Square One Energy, Inc. is referred to as “Square One” in this prospectus.  The value of the consideration we paid for Square One was $7.5 million, consisting of $4 million in cash and 888,888 shares of our common stock, which was valued at $3.96 per share. Square One’s assets include a 100% working interest in 10,300 acres of mature oil fields in central Texas.

On November 29, 2005, we acquired all of the outstanding common stock of W.O. Energy of Nevada, Inc.  W.O. Energy of Nevada, Inc. is referred to as WO Energy in this prospectus.  The purchase price for WO Energy was $47 million in cash, as adjusted, and approximately $8.24 million in restricted shares of our common stock.  $2 million of the cash portion of the purchase price was paid into an escrow account for a minimum of two years to cover potential indemnification payments by the sellers.  The approximate $8.24 million of common stock resulted in the issuance of 1,791,320 shares to the sellers based on the average of the closing price of the common stock on AMEX for the three trading days immediately prior to November 29, 2005.  WO Energy’s assets are located in the Panhandle Field consisting of inventory, 10 workover rigs and equipment, together with 480 producing wells, 40 water disposal wells and 380 idle wells on approximately 20,000 acres in Carson, Gray and Hutchinson counties located in the Texas panhandle, approximately 45 miles north of Amarillo.

For the three months ended September 30, 2005, we generated $1,945,959 in revenue from crude oil and natural gas sales, we incurred $2,404,144 in total operating expenses, and we incurred a net loss of $457,957.  For the fiscal year ended June 30, 2005, we generated $5,481,640 in revenue from crude oil and natural gas sales, we incurred $8,466,443 in total operating expenses, and we incurred a net loss of $2,973,142.  For the fiscal year ended June 30, 2004, we generated $7,958 in revenue from crude oil and natural gas sales, we incurred $391,164 in total operating expenses, and we incurred a net loss of $383,206.  As of September 30, 2005, we had $17,307,379 of working capital and an accumulated deficit of $10,463,952.

Our principal executive offices are located at The Oil & Gas Building, 309 West 7th Street, Suite 1600, Fort Worth, Texas 76102.  Our telephone number is (817) 698-0900.  Our website is located at www.canopetro.com.

The Offering

Common stock outstanding before the offering	26,832,158 shares.

Common stock offered by selling stockholders	4,703,864 shares.

Common stock to be outstanding after the offering	26,832,158 shares.

Use of proceeds	We will not receive any proceeds from sales made by the selling stockholders.

AMEX Symbol	CFW

Forward-Looking Statements

This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

RISK FACTORS

Our business involves a high degree of risk. Potential investors should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

Risks Related to Our Business

IF WE CANNOT OBTAIN SUFFICIENT ADDITIONAL CAPITAL WHEN NEEDED, WE WILL NOT BE ABLE TO CONTINUE WITH OUR BUSINESS STRATEGY.  IN ADDITION, SIGNIFICANT INFUSIONS OF ADDITIONAL CAPITAL MAY RESULT IN DILUTION TO YOUR OWNERSHIP AND VOTING RIGHTS IN OUR SECURITIES.

Our business strategy is to acquire mature oil fields with established reserves that have declined to marginal production levels, but possess significant remaining upside exploitation potential, and implement various secondary and tertiary enhanced oil recovery operations.  We are focused on acquiring undervalued properties that feature enhanced recovery opportunities.  As we continue to find acquisition candidates, we may require additional capital to finance the acquisitions. We may not be able to obtain additional financing in sufficient amounts or on acceptable terms when needed, which could adversely affect our operating results and prospects. If we cannot raise the additional capital required to implement our business strategy, we may be required to curtail operations or develop a different strategy, which could adversely affect our financial condition and results of operations. Further, additional debt financing must be repaid regardless of whether or not we generate profits or cash flows from our business activities. Equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

THE ACTUAL QUANTITIES AND PRESENT VALUE OF OUR PROVED RESERVES MAY PROVE TO BE LOWER THAN WE HAVE ESTIMATED.

This prospectus contains estimates of our proved reserves. The process of estimating oil and gas reserves is complex. The process involves significant decisions and assumptions in the evaluation of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. Actual future production, oil and gas prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil and gas reserves most likely will vary from these estimates. Such variations may be significant and could materially affect the estimated quantities and present value of our proved reserves. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, prevailing oil and gas prices and other factors, many of which are beyond our control.

WE MAY NOT ACHIEVE THE PRODUCTION GROWTH WE ANTICIPATE FROM PROPERTIES WE ACQUIRE.

On May 28, 2004, we acquired Davenport Field Unit, which owns a 100% working interest in certain oil, gas and mineral leasehold estates and personal property related such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres.  On July 2, 2004, we acquired all of the outstanding common stock of the Ladder Companies, which own interests in 61 wells, including 51 that are located primarily in one field of approximately 4,500 acres in Grant County, Oklahoma.  On September 14, 2004, we acquired from the Nowata Properties more than 220 oil and gas producing wells on 2,601 acres of land in Nowata County, Oklahoma.  On March 29, 2005, we acquired Square One, which owns a 100% working interest in 10,300 acres of mature oil fields in central Texas. On November 29, 2005, we acquired all of the outstanding common stock of WO Energy, which owns oil and gas properties on approximately 20,000 acres in Carson, Gray and Hutchinson counties located in the Texas panhandle.  Our operational strategy is to implement various secondary and tertiary enhanced oil recovery operations, including water and chemical floods, infill drilling and recompletions of existing wells.  The performance of secondary and tertiary enhanced oil recovery operations is often difficult to predict and we may not achieve the anticipated production growth from properties we acquire.

ACQUISITIONS MAY PROVE TO BE WORTH LESS THAN WE PAID BECAUSE OF UNCERTAINTIES IN EVALUATING RECOVERABLE RESERVES AND POTENTIAL LIABILITIES.

Our recent growth is due in part to acquisitions of exploration and production companies, producing properties and undeveloped leaseholds. We expect acquisitions will also contribute to our future growth. Successful acquisitions require an assessment of a number of factors, including estimates of recoverable reserves, exploration potential, future oil and gas prices, operating costs and potential environmental and other liabilities. Such assessments are inexact and their accuracy is inherently uncertain. In connection with our assessments, we perform a review of the acquired properties which we believe is generally consistent with industry practices. However, such a review will not reveal all existing or potential problems. In addition, our review may not permit us to become sufficiently familiar with the properties to fully assess their deficiencies and capabilities. We do not inspect every well. Even when we inspect a well, we do not always discover structural, subsurface and environmental problems that may exist or arise. We are generally not entitled to contractual indemnification for pre-closing liabilities, including environmental liabilities. Normally, we acquire interests in properties on an “as is” basis with limited remedies for breaches of representations and warranties. As a result of these factors, we may not be able to acquire oil and gas properties that contain economically recoverable reserves or be able to complete such acquisitions on acceptable terms.

Additionally, significant acquisitions can change the nature of our operations and business depending upon the character of the acquired properties, which may have substantially different operating and geological characteristics or be in different geographic locations than our existing properties. It is our current intention to continue focusing on acquiring properties with development and exploration potential located in onshore United States. To the extent that we acquire properties substantially different from the properties in our primary operating regions or acquire properties that require different technical expertise, we may not be able to realize the economic benefits of these acquisitions as efficiently as in our prior acquisitions.

OIL AND GAS PRICES ARE VOLATILE. A DECLINE IN PRICES COULD ADVERSELY AFFECT OUR FINANCIAL POSITION, FINANCIAL RESULTS, CASH FLOWS, ACCESS TO CAPITAL AND ABILITY TO GROW.

Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Historically, the markets for oil and gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•                  worldwide and domestic supplies of oil and gas;

•                  weather conditions;

•                  the level of worldwide and domestic demand;

•                  the price and availability of alternative fuels;

•                  the availability of pipeline capacity;

•                  the price and level of foreign imports;

•                  domestic and foreign governmental regulations and taxes;

•                  the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•                  political instability or armed conflict in oil-producing regions; and

•                  the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Declines in oil and gas prices would not only reduce revenue, but could reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves.

EXPLORATION AND DEVELOPMENT DRILLING MAY NOT RESULT IN COMMERCIALLY PRODUCTIVE RESERVES.

We do not always encounter commercially productive reservoirs through our drilling operations. The new wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in wells we drill or participate in. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that oil or gas is present or may be produced economically. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project. Our efforts will be unprofitable if we drill dry wells or wells that are productive but do not produce enough reserves to return a profit after drilling, operating and other costs. Further, our drilling operations may be curtailed, delayed or canceled as a result of a variety of factors, including:

•                  unexpected drilling conditions;

•                  title problems;

•                  pressure or irregularities in formations;

•                  equipment failures or accidents;

•                  adverse weather conditions; and

•                  increases in the costs of, or shortages or delays in the availability of, drilling rigs and equipment.

OIL AND GAS DRILLING AND PRODUCING OPERATIONS CAN BE HAZARDOUS AND MAY EXPOSE US TO ENVIRONMENTAL LIABILITIES.

Oil and gas operations are subject to many risks, including well blowouts, cratering and explosions, pipe failure, fires, formations with abnormal pressures, uncontrollable flows of oil, natural gas, brine or well fluids, and other environmental hazards and risks. Our drilling operations involve risks from high pressures and from mechanical difficulties such as stuck pipes, collapsed casings and separated cables. If any of these events occur, we could sustain substantial losses as a result of:

•                  injury or loss of life;

•                  severe damage to or destruction of property, natural resources and equipment;

•                  pollution or other environmental damage;

•                  clean-up responsibilities;

•                  regulatory investigations and penalties; and

•                  suspension of operations.

Our liability for environmental hazards includes those created either by the previous owners of properties that we purchase or lease or by acquired companies prior to the date we acquire them. We maintain insurance against some, but not all, of the risks described above. Our insurance policies provide for $1,000,000 general liability coverage for bodily injury and property damage including pollution, underground resources, blow out and cratering. In addition, we have $100,000 coverage for our contractual obligations to our service contractors using their equipment downhole. We have a “Hired and Non-Owned” Commercial Automobile liability limit of $1,000,000.  We also have secured $5,000,000 umbrella coverage in excess of the general liability and automobile liability. Our insurance may not be adequate to cover casualty losses or liabilities. Also, in the future we may not be able to obtain insurance at premium levels that justify its purchase.

THE DEPARTURE OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR ABILITY TO RUN OUR BUSINESS.

Our future success is dependent on the personal efforts, performance and abilities of key management, including S. Jeffrey Johnson, our Chairman and Chief Executive Officer; Michael J. Ricketts, Chief Financial Officer; Thomas D. Cochrane, Executive Vice President of Engineering; and James K. Teringo, Jr., Vice President, General Counsel and Secretary.  All of these individuals are integral parts of our daily operations.  We have employment agreements with Messrs. Johnson, Ricketts, Cochrane and Teringo. We do not maintain any key life insurance policies for any of our executive officers or other personnel.  Although, none of our senior management currently has any plans to retire or leave our company in the near future, the loss of any of them could significantly impact our business until adequate replacements can be identified and put in place.

GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

Oil and natural gas operations are subject to various federal, state and local government regulations, which may be changed from time to time. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and natural gas wells below actual production capacity in order to conserve supplies of oil and natural gas. There are federal, state and local laws and regulations primarily relating to protection of human health and the environment applicable to the development, production, handling, storage, transportation and disposal of oil and natural gas, by-products thereof and other substances and materials produced or used in connection with oil and natural gas operations. The transportation and storage of refined products include the risk that refined products and other hydrocarbons may be suddenly or gradually released into the environment, potentially causing substantial expenditures for a response action, significant government penalties, liability to government agencies for natural resources damages, personal injury, or property damages to private parties and significant business interruption. We own or lease a number of properties that have been used to store or distribute refined products for many years. Many of these properties have also been operated by third parties whose handling, disposal, or release of hydrocarbons and other wastes were not under our control. As a result, we may incur substantial expenditures and/or liabilities to third parties or governmental entities which could have a material adverse effect on us.

WE FACE STRONG COMPETITION FROM LARGER OIL AND NATURAL GAS COMPANIES, WHICH MAKES IT DIFFICULT TO CONDUCT PROFITABLE OPERATIONS.

Our competitors include major integrated oil and natural gas companies and numerous independent oil and natural gas companies, individuals and drilling and income programs. Many of these competitors are large, well-established companies and have substantially larger operating staffs and greater capital resources than we do. We may not be able to successfully conduct our operations, evaluate and select suitable properties and consummate transactions in this highly competitive environment. Specifically, these larger competitors may be able to pay more for exploratory prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, such companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry.

Risks Related to Our Common Stock

OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK MAY CONTINUE TO BE VOLATILE.  FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE.  THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT.

The public market for our common stock has historically been very volatile.  Since we acquired Davenport Field Unit on May 28, 2004 and through the fiscal quarter ended December 31, 2005, the market price for our common stock has ranged from $0.45 to $8.40.  Any future market price for our shares may continue to be very volatile.  This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive.  We do not know of any one particular factor that has caused volatility in our stock price.  However, the stock market in general has experienced extreme price and volume fluctuations that often are unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public’s negative perception of our business may reduce our stock price, regardless of our operating performance.  Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price.  As a result, this may make it difficult or impossible for you to sell our common stock for a positive return on your investment.

IF WE FAIL TO MEET CONTINUED LISTING STANDARDS OF AMEX, OUR COMMON STOCK MAY BE DELISTED WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK.

Our common stock was listed on AMEX on May 5, 2005 under the symbol “CFW.”  In order for our securities to be eligible for continued listing on AMEX, we must remain in compliance with certain listing standards. Among other things, these standards require that we remain current in our filings with the SEC and comply with certain provisions of the Sarbanes-Oxley Act of 2002. If we were to become noncompliant with AMEX’s continued listing requirements, our common stock may be delisted which would have a material adverse affect on the price of our common stock.

IF WE ARE DELISTED FROM AMEX, OUR COMMON STOCK MAY BECOME SUBJECT TO THE “PENNY STOCK” RULES OF THE SEC, WHICH WOULD MAKE TRANSACTIONS IN OUR COMMON STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK.

The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

•                  that a broker or dealer approve a person’s account for transactions in penny stocks; and

•                  the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•                  obtain financial information and investment experience objectives of the person; and

•                  make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

•                  sets forth the basis on which the broker or dealer made the suitability determination; and

•                  that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules.  This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

FORWARD-LOOKING STATEMENTS

Information in this prospectus contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements can be identified by the use of words such as “believes,” “estimates,” “could,” “possibly,” “probably,” “anticipates,” “projects,” “expects,” “may,” “will,” or “should” or other variations or similar words.  No assurances can be given that the future results anticipated by the forward-looking statements will be achieved.  The above risk factors constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by forward-looking statements.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering.

SELLING STOCKHOLDERS

The following table sets forth the common stock ownership and other information relating to the selling stockholders as of January 20, 2006.  The selling stockholders purchased the below shares of common stock pursuant to private placements completed during September 2005, for a purchase price of $4.14 per share, which was the closing price of our common stock on September 13, 2005 on AMEX.  None of the selling stockholders have held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years.

Name	Number of Shares Beneficially Owned Prior to the Offering	Number of Shares Offered Pursuant to this Prospectus	Shares Beneficially Owned After the Offering (1)
			Number	Percent
BFS US Special Opportunities Trust PLC (2)	301,932	301,932	0	0

Crestview Capital Master, LLC (3)	1,000,000	1,000,000	0	0

Howard Hughes Medical Institute (nominee name: Mac & Co.) (4)	266,500	266,500	0	0

Laborers’ District Council and Contractors’ of Ohio Pension Fund (nominee name: Tarp & Co.) (4)	48,800	48,800	0	0

New York Nurses Association Pension Plan (nominee name: Ell & Co.) (4)	153,400	153,400	0	0

Ohio Carpenters’ Pension Fund (nominee name: Hammerhead & Co.) (4)	83,500	83,500	0	0

Public Sector Pension Investment Board (nominee name Mac & Co.) (4)	349,600	349,600	0	0

Renaissance US Growth Investment Trust PLC (2)	301,932	301,932	0	0

Spindrift Investors (Bermuda) L.P. (4)	1,065,700	478,400	578,300	< 1%

Spindrift Partners, L.P. (4)	959,500	414,100	545,400	< 1%

The Robert Wood Johnson Foundation (nominee name: Benchworthy & Co.) (4)	305,700	305,700	0	0

Touradji Global Resources Master Fund, Ltd. (5)	1,000,000	1,000,000	0	0

TOTAL SHARES OFFERED		4,703,864

(1)	Assumes that all securities registered will be sold.
(2)

Russell Cleveland makes the investment decisions on behalf of BFS US Special Opportunities Trust PLC and Renaissance US Growth Investment Trust PLC, and has voting control over the securities beneficially owned by BFS US Special Opportunities Trust PLC and Renaissance US Growth Investment Trust PLC.

(3)	John Schmit makes the investment decisions on behalf of Crestview Capital Master, LLC and has voting control over the securities beneficially owned by Crestview Capital Master, LLC.
(4)

Wellington Management Company, llp, an investment adviser registered under the Investment Advisors Act of 1940, as amended, shares investment discretion and shares voting power over the securities held by the Howard Hughes Medical Institute, Laborer’s District Council and Contractor’s of Ohio Pension Fund, New York Nurses Association Pension Fund, Ohio Carpenters’ Pension Fund, Public Sector Pension Investment Board, The Robert Wood Johnson Foundation, Spindrift Partners, L.P. and Spindrift Investors (Bermuda), L.P.

(5)

Paul Touradji makes the investment decisions on behalf of Touradji Global Resources Master Fund, Ltd. and has voting control over the securities beneficially owned by Touradji Global Resources Master Fund, Ltd.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately-negotiated transactions;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing of options on the shares;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such Act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

On May 5, 2005, our common stock began trading on AMEX under the symbol “CFW.”  Previously, our common stock was traded on the OTC Bulletin Board under the symbol “CAOP.”  For the periods indicated, the following table sets forth the high and low sales prices per share of common stock.  Stock prices prior to May 5, 2005 reflect inter-dealer prices without retail mark-up, mark-down or commission and may not reflect actual transactions.

	Fiscal 2006		Fiscal 2005		Fiscal 2004
Fiscal Quarter	High	Low	High	Low	High		Low
First Quarter Ended September 30	$5.90	$3.50	$4.25	$3.80		*		*
Second Quarter Ended December 31	$8.40	$4.14	$5.05	$3.87		*		*
Third Quarter Ended March 31	—	—	$4.64	$3.90		*		*
Fourth Quarter Ended June 30	—	—	$6.40	$4.02	$4.10		$0.45

* No reliable data is available during this period.

Holders

As of January 20, 2006, our shares of common stock were held by approximately 97 stockholders of record.  In many instances, a record stockholder is a broker or other entity holding shares in street name for one or more customers who beneficially own the shares.  We estimate that, as of January 20, 2006, there were approximately 8,000 beneficial holders who own our common stock in street name.

Dividends

We have not declared any dividends to date. We have no present intention of paying any cash dividends on our common stock in the foreseeable future, as we intend to use earnings, if any, to generate growth. The payment by us of dividends, if any, in the future, rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements and our financial condition, as well as other relevant factors. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

DESCRIPTION OF BUSINESS

Introduction

Cano Petroleum, Inc. is a growing independent oil and gas company, based in Fort Worth, Texas, that is actively pursuing enhanced oil recovery techniques to increase production and reserves at our existing properties and future acquisitions.  Our primary focus is crude oil and our target acquisitions are onshore U.S. properties.  Our focus on domestic, mature oil fields eliminates exploration risks and uncertainties of international sources.  We use waterflooding and enhanced oil recovery techniques, such as surfactant-polymer technology.

We were originally organized under the laws of the State of Delaware on May 29, 2003 as Huron Ventures, Inc.  Cano was involved in the merger of Huron Ventures, Inc. and several entities, including the Davenport Field Unit, Inc., on May 28, 2004. Effective with the merger, Huron changed its name to Cano Petroleum, Inc.  The merger is discussed in greater detail below.  Prior to the merger, Huron was inactive with no significant operations.

Davenport Merger

On May 28, 2004, we entered into an Agreement and Plan of Merger with our wholly owned subsidiary, Davenport Acquisition Corp., an Oklahoma corporation; Davenport Field Unit, Inc., a Texas corporation; the shareholders of Davenport Field Unit; Cano Energy Corporation, a Texas corporation; and Big Sky Management Ltd., our then principal stockholder.  Our CEO, S. Jeffrey Johnson, is a 30% shareholder in Cano Energy Corporation (now THEPrivate Energy Company, Inc.).

The Davenport Field Unit’s sole asset consisted of 100% working interest in certain oil, gas and mineral leasehold estates and personal property related such leasehold estates located in Lincoln County, Oklahoma covering approximately 2,178 acres.  Under the terms of the merger, we issued 5,165,000 shares of our common stock to the former shareholders of the Davenport Field Unit and paid $1,650,000 to fund developmental costs associated with the Davenport Field Unit and assumed debt.  Pursuant to the terms of the merger, we changed our name to Cano Petroleum, Inc. on June 3, 2004.

The 5,165,000 shares issued to the Davenport Field Unit shareholders were placed in escrow, a portion of which has been released and a portion of which is scheduled to be released from escrow pursuant to certain employment and performance goals.  Refer to “Escrowed Shares Pursuant to the Davenport Merger,” beginning on page 36 of this prospectus for additional discussion.

Acquisitions Subsequent to the Davenport Merger

The Ladder Companies

On July 2, 2004, we acquired all of the outstanding common stock of Ladder Companies, Inc. (d/b/a Ladder Energy Company), a Delaware corporation, and Tri-Flow, Inc., an Oklahoma corporation, in consideration for approximately $2.2 million, after purchase price adjustments.  Ladder Companies and Tri-Flow are engaged in oil and gas exploration and production.  Their assets include ownership interests in 61 wells, including 51 that are located primarily in one field of approximately 4,500 acres in Grant County, Oklahoma.  Current net production from these wells was approximately 120 barrels of oil equivalent (“BOE”) per day and, based on an independent engineer’s most recent estimate, proven reserves were 780,000 BOE as of July 1, 2005, of which 587,000 BOE are proved producing reserves.

The Nowata Properties

On September 14, 2004, we acquired certain oil, gas and mineral assets from Nowata Oil Properties LLC for $2.6 million. The purchased assets consist of Nowata Oil Properties’ right, title and interest in and to specified oil, gas and mineral leasehold estates, including but not limited to non-producing property, mineral rights, subsurface rights, wells and well equipment, inventory and supplies, storage facilities, contract rights, easements and rights-of-way, permits and records belonging to, used or obtained in connection with the leasehold estates.  The Nowata Properties include more than 220 producing wells.  The wells produce from the Bartlesville Sandstone in the Nowata Field on 2,601 acres of land in Nowata County, Oklahoma. Current net production was approximately 205 BOE per day and, based on an independent engineer’s most recent estimate, proved producing reserves were 1,537,000 BOE as of July 1, 2005.

Square One

On March 29, 2005, we acquired Square One Energy, Inc.  The value of the consideration we paid for Square One was $7.6 million, consisting of $4 million in cash and 888,888 shares of our common stock, which was valued at $3.96 per share.

Square One was incorporated under the laws of the State of Texas in October 2001.  Square One’s assets include a 100% working interest in 10,300 acres of mature oil fields in north central Texas.  Other assets include a gas processing plant, production equipment, a field office and an office building.  Square One will continue to operate the 10,300 acre Desdemona and Hogtown Moore Units in Erath, Eastland and Comanche Counties.

Current net production was 55 barrels per day of natural gas liquids and crude oil.  Original oil in place is estimated at 92 million barrels of oil.  We plan to initiate a pilot waterflood in a down-dip area where there are active oil producers in the sand, then develop up-dip into the area currently producing gas.  If we have a successful waterflood, we anticipate it will be followed with an ASP process to produce additional oil from the reservoir.  Based on an independent engineer’s most recent estimate, current proven reserves were 1,986,000 BOE as of July 1, 2005, of which 348,000 BOE are proved producing reserves.

 W.O. Energy of Nevada, Inc.

On November 29, 2005, we acquired all of the outstanding common stock of W.O. Energy of Nevada, Inc. from Miles O’Loughlin and Scott White.  The purchase price was $47 million in cash, as adjusted, and approximately $8.24 million in restricted shares of our common stock.  $2 million of the cash portion of the purchase price was paid into an escrow account for a minimum of two years to cover potential indemnification payments by the sellers.  The approximate $8.24 million of restricted common stock resulted in the issuance of 1,791,320 shares to the sellers based on the average of the closing price of the common stock on AMEX for the three trading days immediately prior to November 29, 2005.

WO Energy was incorporated under the laws of Nevada in October 1996.  WO Energy’s assets are located in the Panhandle Field consisting of 480 producing wells, 40 water disposal wells and 380 idle wells on approximately 20,000 acres in Carson, Gray and Hutchinson counties located in the Texas panhandle, approximately 45 miles north of Amarillo. The acquisition included inventory, ten workover rigs, company vehicles, compressors and associated equipment. The field currently produces about 800 net BOE per day, comprised of 55% oil (40 gravity) and 45% gas (2,000 MMBTU) from the Brown Dolomite and Granite Wash formations at a depth of about 4,000 feet. Lease operating expenses are approximately $14 per BOE.  We are evaluating a capital expenditure strategy for WO Energy similar to the asset development plan for our other fields.  The plan will be designed to increase current production using waterflooding and/or enhanced oil recovery techniques. Based on an independent engineer’s most recent estimate, current proven reserves were 34,497,000 BOE as of September 1, 2005, of which 5,097,000 BOE are proved producing reserves.

THEprivate Energy Company, Inc.

Effective December 1, 2005, we acquired all overriding royalty interests held by THEprivate Energy Company, Inc. (formerly known as Cano Energy Corporation) on December 27, 2005 and we are to acquire all overriding royalty interests acquired in the future by THEprivate Energy Company, Inc. in and to the oil gas and mineral leaseholder estates and personal property related to leasehold estates located on the same property on which the Davenport Field Unit’s properties are located.  We paid $66,700 per percentage of net revenue attributable to the interests held by THEprivate Energy Company, Inc. on December 27, 2005 for an aggregate of $500,250 based on the acquisition of a 7.5% overriding royalty interest.  We will pay $66,700 per percentage of net revenue attributable to future acquisitions of overriding royalty interests from THEprivate Energy Company, Inc.  The interests of THEprivate Energy Company, Inc. were originally conveyed to the predecessor of THEprivate Energy Company, Inc. pursuant to the Agreement and Plan of Merger dated May 28, 2004 described under “Davenport Merger” on page 11 of this prospectus.

S. Jeffrey Johnson, our Chairman of the Board and Chief Executive Officer, is a 30% shareholder in THEprivate Energy Company, Inc.  The terms of the purchase were agreed to based on arms-length negotiations, supported by a valuation established by our independent engineer, and are substantially the same as previously paid by us to THEprivate Energy Company, Inc. for a portion of its interest in September and October of 2004.

Sabine Production Operating, LLC

On March 29, 2005, we entered into an agreement with Haddock Enterprises, LLC and Kenneth Q. Carlile (predecessor to Carlile Management, LLC) to explore the possibility of converting the Sabine Royalty Trust from a liquidating asset into a vehicle to acquire low risk assets.  See also “Sabine Production Operating, LLC” under “Certain Relationships and Related Transactions” beginning on page 34 of this prospectus.  We define low risk assets as mature oil fields that have a high exploitation potential for waterflooding and enhance oil recovery techniques.  Each of the three parties owns a one-third interest in the Sabine Production Operating, LLC.  Gerald W. Haddock is President of Haddock Enterprises, LLC and is a member of our Board of Directors.  On August 4, 2005, we entered into an agreement in principle with Haddock and Carlile, that provides the basic terms of a proposed agreement between the members and the partnership including:  (i) the resolution of related party transactions between the members and the partnership; (ii) the offering of and participation in transactions by the members in the partnership; (iii) the handling of confidential information; (iv) reimbursement of expenses incurred by the parties and partnership ; (v) restrictions on transfer of the interests of the members; and (vi) restrictions on competition between the partnership, Cano, Haddock and Carlile.  As of September 30, 2005, we had incurred approximately $260,000 of costs pertaining to the joint venture, consisting of partnership contributions and other costs, of which $40,000 occurred as of June 30, 2005.

On November 4, 2005, we entered into: (1) an Omnibus Agreement with Haddock Enterprises, LLC, Carlile Management, LLC and Sabine Production Partners, LP (the “Partnership”); (2) Amended and Restated Regulations of Sabine Production Operating, LLC with Haddock Enterprises, LLC and Carlile Management, LLC (the “Regulations”); and (3) a Compensation Reimbursement Agreement with Sabine Production Operating, LLC.  Each of the agreements described above was entered into pursuant to the Transaction Summary dated August 4, 2005 with Haddock Enterprises, LLC and Carlile Management, LLC.

Omnibus Agreement

The Omnibus Agreement does not become effective until the closing of the Partnership’s acquisition of the assets of Sabine Royalty Trust as described in the Registration Statement, as amended, on Form S-4 No. 333-1273203, filed with the SEC (the “Transaction Closing Date”) and will expire on the second anniversary of the Transaction Closing Date; provided, that if the Transaction Closing Date has not occurred on or before December 31, 2006, the Omnibus Agreement will terminate at such time.

Pursuant to the Omnibus Agreement, beginning on the effective date until the termination thereof, together with Haddock Enterprises and its affiliates and Carlile Management, we must offer to the Partnership any oil and gas opportunities that any such party may become aware of (other than oil and gas opportunities that were identified prior to the Transaction Closing Date).  During the development of an oil and gas opportunity, the sourcing member and the Partnership will each bear their own expenses in connection therewith, subject to a true-up if both parties ultimately participate in a transaction involving the oil and gas opportunity.  Once definitive documentation for the oil and gas opportunity is prepared and ready for execution, the sourcing member and the Partnership must give notice whether they elect to participate in the oil and gas opportunity at specific percentages set forth in the agreement.  Neither party will be obligated to so participate but if a party does not elect to participate, it will not be entitled to reimbursement from the other party of any expenses incurred by it in connection with the transaction.

We will not be entitled to participate in oil and gas opportunities presented by Haddock Enterprises, LLC or Carlile Management, LLC, and neither Haddock Enterprises, LLC nor Carlile Management, LLC will be entitled to participate in oil and gas opportunities presented by us.  The Omnibus Agreement exempts Dr. Kenneth Q. Carlile, in his individual capacity and in the capacities in which he serves his affiliate entities, from the right of first offer and noncompetition obligations.

The Omnibus Agreement includes provisions requiring the non-disclosure and non-use of confidential information relating to oil and gas opportunities as well as other obligations of us, Haddock Enterprises, LLC and Carlile Management, LLC in respect of the Partnership.

The Omnibus Agreement provides that beginning on the effective date until termination thereof, none of the parties will compete with the Partnership with respect to oil and gas opportunities presented to the Partnership or other oil and gas properties of the Partnership.

Regulations

The Regulations, executed on November 4, 2005, became effective as of August 3, 2005 and govern the operation of Sabine Production Operating, LLC.  Sabine Production Operating, LLC is the sole member of Sabine Production Management, LLC, the general partner of the Partnership (the “General Partner”).  We are a member of Sabine Production Operating, LLC together with Haddock Enterprises, LLC and Carlile Management, LLC, each with an initial one-third membership interest.   Each member has initially committed to contribute to Sabine Production Operating, LLC up to $325,000, of which each member has already contributed $225,000.

The Regulations restrict the transfer or other disposition of membership interests in Sabine Production Operating, LLC as follows.   Until the second anniversary of the Transaction Closing Date, no member may dispose of its interest except for certain permitted dispositions to affiliates and certain permitted encumbrances.  In addition, if a change of control of a member occurs prior to the second anniversary of the Transaction Closing Date, then Sabine Production Operating, LLC will have the right to purchase the member’s interest at 80% of its fair market value.  From the date after the second anniversary of the Transaction Closing Date until the fourth anniversary of the Transaction Closing Date or earlier under certain circumstances, the members will have a right of first refusal with respect to the membership interests.

Prior to the second anniversary of the Transaction Closing Date, a member does not have the right or power to withdraw from Sabine Production Operating, LLC without the consent of all of the other members, but following the second anniversary of the Transaction Closing Date, a member may withdraw from Sabine Production Operating, LLC but will forfeit its economic rights with respect thereto.

For so long as each member and its affiliates own at least a 25% membership interest, each will be entitled to designate one member of the governing board of managers.  Currently, the governing board of managers of Sabine Production Operating, LLC is comprised of four persons: Jeffrey Johnson, Gerald Haddock, Dr. Kenneth Carlile and Jack Tompkins.   Within 90 days of the effective date of the Form S-4 Registration Statement, the governing board of managers will seek to appoint a fifth member, who satisfies the independence standards of the Securities and Exchange Commission and the New York Stock Exchange and within 12 months of the effective date of the Form S-4 Registration Statement, a sixth member, who satisfies the independence standards of the Securities and Exchange Commission and the New York Stock Exchange.

The consent of all of the members of Sabine Production Operating, LLC is required with respect to:  (1) the amendment of the regulations of Sabine Production Operating, LLC or the regulations of the General Partner; (2) the amendment of the partnership agreement of the Partnership; (3) the dissolution of, or the merger or sale of all or substantially all of the assets of Sabine Production Operating, LLC or the disposition of the membership interests in the General Partner owned by Sabine Production Operating, LLC; (4) the dissolution of, or the merger or sale of all or substantially all of the assets of the General Partner or the Partnership and (5) the incurrence of debt by Sabine Production Operating, LLC, the General Partner or the Partnership that is recourse to any member.

The Regulations establish a conflicts committee procedure for the approval of certain related party transactions, including the Partnership’s decision whether to accept or reject an oil and gas opportunity or the exercise of a co-investment right under the Omnibus Agreement.

Compensation Reimbursement Agreement

The Compensation Reimbursement Agreement does not become effective until the Transaction Closing Date and will expire on the second anniversary of the Transaction Closing Date; provided, that if the Transaction Closing Date has not occurred on or before December 31, 2006, the Compensation Reimbursement Agreement will terminate at such time.  Under the Compensation Reimbursement Agreement, Sabine Production Operating, LLC will reimburse us for up to $110,000 annually for services provided by our President, Jeffrey Johnson, and up to $85,000 annually for services provided by our Executive Vice President - Engineering, Tom Cochrane, to Sabine Production Operating, LLC.  The Compensation Reimbursement Agreement will terminate as to Mr. Johnson or Mr. Cochrane if he ceases to be an officer of Sabine Production Operating, LLC or ceases to be employed by us and will terminate completely if both Mr. Johnson and Mr. Cochrane cease to be an officer Sabine Production Operating, LLC or cease to be employed by the Company.

Growth Strategy

We believe significant growth opportunities exist primarily because the major energy companies and large independents continue to focus their attention and resources toward the exploration and production of large fields.  In the past several years, the major companies have been divesting themselves of their mature, smaller oil fields.  During recent years, the energy industry has predominately focused on natural gas exploration and production, and has been significantly less focused on crude oil.  The recent economics of the oil and gas market have improved as prices have risen substantially.  These conditions provide ample opportunities for smaller independent companies to acquire and exploit mature U.S. oilfields. We expect that there will be increased competition for such properties in the future.

We will continue to target potential acquisition candidates in a disciplined manner.  By adhering to our disciplined approach, we expect to continue to find attractive economic acquisition and development opportunities.  While our participation in Sabine Production Operating, LLC, as more fully discussed above, may temporarily diminish our ability to exercise our strategy, we believe that the overall benefits of our participation are consistent with our strategy and will substantially outweigh any such diminishment by providing us access to significant portions of potential acquisitions that we would not otherwise have the ability to pursue. In a press release dated January 31, 2006, Sabine Production Partners, LP (whose general partner, Sabine Production Operating, LLC is owned by Haddock Enterprises, LLC, Carlile Management, LLC and Cano Petroleum, Inc.), announced that it was suspending indefinitely its previously announced solicitation of proxies from unit holders of Sabine Royalty Trust.  While Sabine Production Partners, LP has not indicated its withdrawal or abandonment of its Registration Statement or Proxy Statement/Prospectus, it indicated that due to current conditions, it would further evaluate market conditions and the optimum investment structure of its current proposal prior to recommencing the solicitation.

Our competitive advantage is our in-house expertise and low internal overhead.  We employ independent engineers and geologists to aid in evaluating the economic merits of drilling plans and potential acquisitions.  We believe that the incremental cost of using independent engineering firms justifies the expense because they provide a check and balance on our acquisition and development plans.  Further, using third party experts on a case-by-case basis enables us to maintain low operating expenses and adhere to our commitment to maintain low fixed costs.

Significant Opportunities

We believe significant opportunities exist to acquire mature fields that have upside exploitation potential. Given the planned property divestitures of major energy companies, we believe ample opportunities will exist for larger strategic acquisitions to be made during 2005 and 2006. We believe the major energy companies are focusing their attention and resources toward the discovery and development of large fields located outside the United States.

One reason for this is that the major energy companies have larger internal overhead costs which prevent them from fully developing production from existing, mature fields. These factors contribute ample opportunities for smaller, independent companies, to purchase mature U.S. fields which have been vacated by major energy companies.

Pursuit of Selective Complementary Acquisitions

We seek to acquire long-lived producing properties with a high degree of operating control that contain opportunities to profitably increase proven oil reserves and production levels through exploitation. Our reservoir enhancement techniques include the implementation of enhanced oil techniques, such as waterflooding and tertiary activities, such as ASP technology.  We will also focus on long term cost improvement of field operations. We target acreage that we believe will expose us to high potential prospects located in areas that are geologically similar to neighboring areas with large developed fields.

Disciplined Approach

We intend to target potential acquisition candidates in a disciplined manner. We plan to focus on oil producing properties that will greatly benefit from secondary and enhanced oil recovery techniques. We are seeking properties that have relatively long reserve lives and highly predictable production profiles. We are seeking properties that have extensive production histories and production enhancement opportunities. While the properties may be geographically diversified, we intend to focus on producing fields that are concentrated within adjacent areas, allowing for economies of scale in production and cost-effective application of reservoir management techniques gained from prior operations.

Prudent Use of Third Party Expertise

We plan to use our in-house expertise and employ independent engineers and geologists to aid in evaluating the economic merits of drilling plans and potential acquisitions.  We believe that the incremental cost of using independent engineering firms justifies the expense because they provide a check and balance on our acquisition and development plans.  Further, using third party experts on a case-by-case basis enables us to keep our operating overhead low and adhere to our commitment to keep fixed costs low.

Working Interest Operator

We intend to be the working interest operator in a high proportion of our acquired and developed properties. This allows us to exercise more control over expenses, capital allocation, and the timing of development and exploitation activities in our fields. It also enables us to implement controls over our costs to ensure prudent expenditures.

Competition

We are a small independent oil production company that represents less than 1% of the oil and gas industry. We face competition from other oil and gas companies in all aspects of our business, including acquisition of producing properties and oil and gas leases, and obtaining goods, services and labor.  Many of our competitors have substantially greater financial and other resources.  Factors that affect our ability to acquire producing properties include available funds, available information about the property and our standards established for minimum projected return on investment.  Since we are focusing on acquiring mature fields possessing large, underdeveloped reserves and have experience and expertise in exploiting these reserves, we believe that we can effectively compete in the market.

Customers

We sell our crude oil production to two independent purchasers and our natural gas production to primarily a single independent purchaser.  Title to the produced quantities transfers to the purchaser at the time the purchaser collects or receives the quantities.  Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices.  The purchasers of such production have historically made payment for crude oil and natural gas purchases within thirty-five days of the end of each production month.  We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that receivables from those purchasers are collectible.  All transportation costs are accounted for as a reduction of oil and natural gas sales revenue.

Governmental Regulation

Our operations are subject to extensive and continually changing regulation affecting the oil and natural gas industry. Many departments and agencies, both federal and state, are authorized by statute to issue, and have issued, rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in substantial penalties. The regulatory burden on the oil and natural gas industry increases our cost of doing business and, consequently, affects our profitability. We do not believe that we are affected in a significantly different manner by these regulations than are our competitors.

Transportation and Sale of Natural Gas

Even though we are predominately focused on crude oil production, our natural gas sales were approximately 26% of our total sales during the twelve months ended June 30, 2005 and approximately 20% of our total sales during the three months ended September 30, 2005.  The interstate transportation and sale for resale of natural gas is subject to federal regulation, including transportation rates and various other matters, by the Federal Energy Regulatory Commission (“FERC”). Federal wellhead price controls on all domestic natural gas were terminated on January 1, 1992 and none of our natural gas sales prices are currently subject to FERC regulation. We cannot predict the impact of future government regulation on any natural gas operations.

Regulation of Production

The production of crude oil and natural gas is subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. State and federal statutes and regulations require permits for drilling operations, drilling bonds, and reports concerning operations. Texas and Oklahoma, the states in which we own and operate properties, have regulations governing conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum rates of production from oil and natural gas wells, the spacing of wells, and the plugging and abandonment of wells and removal of related production equipment. Texas and Oklahoma also restrict production to the market demand for crude oil and natural gas. These regulations can limit the amount of oil and natural gas we can produce from our wells, limit the number of wells, or limit the locations at which we can conduct drilling operations. Moreover, each state generally imposes a production or severance tax with respect to production and sale of crude oil, natural gas and gas liquids within its jurisdiction.

Environmental Regulations

Our operations are subject to numerous stringent and complex laws and regulations at the federal, state and local levels governing the discharge of materials into the environment or otherwise relating to human health and environmental protection. These laws and regulations may, among other things, require acquisition of a permit before drilling or development commences, restrict the types, quantities and concentrations of various materials that can be released into the environment in connection with development and production activities, and limit or prohibit construction or drilling activities in certain ecologically sensitive and other protected areas.  Failure to comply with these laws and regulations or to obtain or comply with permits may result in the assessment of administrative, civil and criminal penalties, imposition of remedial requirements and the imposition of injunctions to force future compliance. Our business and prospects could be adversely affected to the extent laws are enacted or other governmental action is taken that prohibits or restricts our development and production activities or imposes environmental protection requirements that result in increased costs to us or the oil and natural gas industry in general.

We conduct our development and production activities to comply with all applicable environmental regulations, permits and lease conditions, and we monitor subcontractors for environment compliance. While we believe our operations conform to those conditions, we remain at risk for inadvertent noncompliance, conditions beyond our control and undetected conditions resulting from activities by prior owners or operators of properties in which we own interests.  Our insurance policies provide for $1,000,000 general liability coverage for bodily injury and property damage including pollution, underground resources, blow out and cratering.  In addition, we have $100,000 coverage for our contractual obligations to our service contractors using their equipment downhole.   We have a “hired and non-owned” commercial automobile liability limit of $1,000,000.  We also have secured a $5,000,000 umbrella coverage in excess of the general liability, including pollution and automobile liability.  There is a $1,000,000 policy for control of well, redrill, and pollution.

Occupational Safety Regulations

We are subject to various federal and state laws and regulations intended to promote occupational health and safety. Although all of our wells are drilled by independent subcontractors under our “footage” or “day rate” drilling contracts, we have adopted environmental and safety policies and procedures designed to protect the safety of our own supervisory staff and to monitor all subcontracted operations for compliance with applicable regulatory requirements and lease conditions, including environmental and safety compliance. This program includes regular field inspections of our drill sites and producing wells by members of our operations staff and internal assessments of our compliance procedures. We consider the cost of compliance a manageable and necessary part of our business.

Federal, State or Native American Leases

Our operations on federal, state or Native American oil and gas leases are subject to numerous restrictions, including nondiscrimination statutes. Such operations must be conducted pursuant to certain on-site security regulations and other permits and authorizations issued by the Bureau of Land Management, Minerals Management Service and other agencies.

Employees

As of January 20, 2006, we had 82 employees, all of whom are full-time employees.  None of our employees are represented by a union.  We have never experienced an interruption in operations from any kind of labor dispute, and we consider the working relationships among the members of our staff to be excellent.

PLAN OF OPERATION

Forward-Looking Statements

The information in this prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves provided they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this report are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Our actual results may differ significantly from management’s expectations as a result of many factors, including, but not limited to, the volatility in prices for crude oil and natural gas, the timing of acquisitions, product demand, market competition, interruption in production, and the success of waterflooding and enhanced oil recovery techniques.

You should read the following discussion and analysis in conjunction with the consolidated financial statements of Cano Petroleum, Inc. and subsidiaries and notes thereto, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management.

Overall Strategy

We are a growing independent oil and gas company that intends to actively pursue enhanced oil recovery techniques to increase production and reserves at our existing properties and future acquisitions.  Our primary focus is crude oil and our target acquisitions are onshore U.S. properties.  Our focus on domestic, mature oil fields eliminates exploration risks and uncertainties of international sources.  We use waterflooding and enhanced oil recovery techniques, such as surfactant-polymer flooding technology.

We believe significant opportunities exist primarily because the major energy companies and large independents continue to focus their attention and resources toward the discovery and development of large fields.  In the past several years, the major companies have been divesting themselves of their mature oilfields.  Also, the recent economics of the oil and gas market have improved as prices have risen substantially.  These conditions provide ample opportunities for smaller independent companies to acquire and exploit mature U.S. fields.  We expect that there will be increased competition for such properties in the future.

We will continue to target potential acquisition candidates in a disciplined manner.  By adhering to our disciplined approach, we expect to continue to find attractive economic acquisition and development opportunities.  While our participation in Sabine Production Operating, LLC, as more fully discussed above, may temporarily diminish our ability to exercise our strategy, we believe that the overall benefits of our participation are consistent with our strategy and will substantially outweigh any such diminishment by providing us access to significant portions of potential acquisitions that we would not otherwise have the ability to pursue.

Our competitive advantage is our in-house expertise and low internal overhead.  We employ independent engineers and geologists to aid in evaluating the economic merits of drilling plans and potential acquisitions.  We believe that the incremental cost of hiring independent engineering firms justifies the expense because they provide a check and balance on our acquisition and development plans.  Further, employing third party experts on a case-by-case basis enables us to maintain low operating expenses and adhere to our commitment to keep fixed costs low.

Liquidity and Capital Resources

We intend to finance future acquisitions of oil and gas properties, field development projects and operating activities with a combination of issuances of equity, debt financing, access to capital markets, and cash flow from operations.  We cannot guarantee that any additional equity or debt financing will be available in sufficient amounts or on acceptable terms when needed.  If such financing is not available in sufficient amounts or on acceptable terms, our results of operations and financial condition may be adversely affected.  In addition, equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock, and any debt financing obtained must be repaid regardless of whether or not we generate profits or cash flows from our business activities.

For the three months ended September 30, 2005, we generated a loss applicable to common stock of $457,957, and had cash used in operations of $526,876.  For the fiscal year ended June 30, 2005, we generated a loss applicable to common stock of $3,389,676, and had cash used in operating activities of $501,035.  As of September 30, 2005, we had $17,307,379 of working capital and an accumulated deficit of $10,463,952.

On September 14, 2005 and September 16, 2005, we received written commitments for two private placement sales of 2,603,864 shares and 2,100,000 shares, respectively, of our common stock at a per share price equal to $4.14, which was the closing price on September 13, 2005 on the American Stock Exchange to the selling stockholders named in this prospectus.  The transactions closed on or before September 30, 2005.  The gross and net proceeds totaled $19.5 million and $18.5 million, respectively.  The net proceeds of the issuance will be used for general corporate purposes, capital expenditures and working capital.  The common stock sold in the private placement have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

In addition, we anticipate reducing our operating losses in fiscal 2006, and we will strive to improve cash flow.  We are also contemplating additional financing transactions that will sufficiently fund our planned capital expenditures and working capital needs for a reasonable period of time.  We cannot guarantee that any additional financing will be available in sufficient amounts or on acceptable terms when needed.  If such financing is not available in sufficient amounts or on acceptable terms, our results of operations and financial condition may be adversely affected.  In addition, equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences, or privileges that are senior to our common stock.

Financing and Investing Activities

During the twelve months ended June 30, 2005, our financings consisted of the following:

•  We received net proceeds of $4.8 million from the issuance of 1,350,000 shares of common stock during March 2005 (See Note 5 of the accompanying June 30, 2005 financial statements).

•  We issued 888,888 common shares as part of the Square One acquisition, which was valued at $3.96 per share (See Note 3 of the accompanying June 30, 2005 financial statements).

•  We issued $5.35 million of preferred stock (See Note 4 of the accompanying June 30, 2005 financial statements).  This increases our issuances of preferred stock to $8.5 million (net proceeds) since inception.

During March 2005, the preferred stockholders elected to convert their preferred shares to common shares.  As discussed in Note 4 of the accompanying June 30, 2005 financial statements, the Series B and Series C Convertible Preferred Stock was converted into shares of our common stock at a price of $3.00 and $3.75 per share, respectively.  The total converted shares amounted to 2,466,665 common shares.  As of June 30, 2005, there were no outstanding shares of preferred stock.

As of June 30, 2005, our common stock is the only class of stock outstanding and we had no outstanding long-term debt financing.  During our second fiscal quarter ended December 31, 2005, we entered into two credit agreements (see “Subsequent Events” beginning on page 22 of this prospectus).

The proceeds from our stock issuances were our primary source to fund the Davenport Merger, as discussed in Note 2 of the accompanying June 30, 2005 financial statements, and the following acquisitions and development activities occurred during the twelve months ended June 30, 2005:

•  Acquisition of the Nowata Oil Properties LLC for $2.6 million (See Note 3 of the accompanying June 30, 2005 financial statements).

•  Acquisition of the Ladder Companies, Inc. for $2.2 million (See Note 3 of the accompanying June 30, 2005 financial statements).  For operational purposes, we refer to Ladder as the Rich Valley field.

•  Acquisition of the Square One Energy, Inc. valued at $7.6 million (See Note 3 of the accompanying June 30, 2005 financial statements), consisting of $4 million of cash and issuing 888,888 common shares.  For operational purposes, we refer to Square One as the Desdemona field.

•  Purchase of an additional 10% revenue interest in the Davenport field for $0.7 million (See Note 6 of the accompanying June 30, 2005 financial statements).

•  Capital expenditures of $2.1 million, consisting primarily of drilling two wells in the Davenport field, and implementation of developmental activities and environmental safeguards.

Proved Reserves

As set forth in reserve reports dated as of July 1, 2005, except the Panhandle field is as of September 1, 2005 and the Putnam field is as of January 1, 2006, prepared by Forrest A. Garb & Associates, Inc., our independent petroleum engineer, our proved reserves are summarized as follows:

	Nowata	Rich Valley	Davenport	Desdemona	Putnam	Panhandle	Total
Proved
Oil - Mbbls	1,492	299	478	786	847	24,128	28,030
Gas - Mmcf	268	2,888	34	7,198	—	62,215	62,215
Proved Barrels of Equivalent Oil (“MBOE”)	1,537	780	484	1,986	847	34,497	40,131
Proved Producing (MBOE)	1,537	587	127	348	—	5,097	7,696

Of our 40,131 MBOE of proved reserves, (19%) or 7,696 MBOE are proved producing reserves, 2,062 MBOE (5%) are proved non-producing reserves and 32,435 MBOE (76%) are comprised of proved undeveloped reserves.  Approximately ninety-seven percent (97%) of our proved undeveloped reserves or 29,400 MBOE are attributable to a Panhandle Field waterflood implementation and the remaining approximately three percent (3%) or 847 MBOE are attributable to a surfactant-polymer application in the Putnam Field.  Both the waterflood application for the Panhandle Field and the surfactant-polymer application to the Putnam Filed involve significant capital investment and an extended period of time from the first investment until actual production occurs.  Generally, the surfactant-polymer technology is regarded as more risky as compared to waterflooding; however, the Putnam Field has been the subject of a successful polymer pilot and we believe conditions for surfactant polymer-flooding are favorable for this field.  As stated in Risk Factors, our ability to recover and successfully convert proved undeveloped reserves to proved producing reserves is greatly contingent upon our ability to obtain additional financing and/or raise additional capital, and further, greatly contingent upon inherent uncertainties associated with drilling and producing oil and gas and volatile oil and gas prices.

Capital Spending Plan for Fiscal Year 2006

Our capital spending plan for our remaining fiscal year ending June 30, 2006, excluding potential acquisitions, is projected to be $13.6 million to implement developmental projects at our existing fields to increase reserves and production as follows:

Desdemona Field.  This field has not been previously waterflooded.  We began pilot waterflood operations in May 2005 and expect an initial response in nine to twelve months.  If the pilot waterfloods are successful, we intend to begin expanding the waterflood to the entire field in 2006.  This field also has mineral rights to the Barnett Shale.  We intend to sell these land rights and focus on our core expertise — secondary and enhanced oil recovery.

Nowata Field.  This field is currently being waterflooded.  We intend to increase production and reserves by applying a chemical treatment known as surfactant-polymer flooding technology.  We are continuing to optimize the surfactant-polymer chemistry in the laboratory and intend to begin implementing a surfactant-polymer pilot during the next three to six months.

Davenport Field.  This field is currently being waterflooded.  We intend to evaluate this field for surfactant-polymer flooding technology.  This evaluation, coupled with the knowledge gained from the Nowata pilot, is expected to enhance this field’s value as a surfactant-polymer candidate.

Rich Valley Field.  We intend to drill seven infill development wells and conduct an evaluation for waterflood potential.

Energy lenders typically loan to oil and gas companies based on the value of the proved producing reserves, defined as reserves that can be reasonably expected to be recovered from existing wells with existing equipment and operating methods from known reservoirs under existing economic and operating conditions.  We intend to seek debt financing secured by our proved producing reserves to provide an additional source of cash to fund our operating activities, capital expenditures and acquisitions.

As previously discussed under “Liquidity and Capital Resources,” we recently sold an aggregate of 4,703,864 shares of our common stock generating gross proceeds of $19,474,000.  These funds will be used, in part, to fund the previously discussed capital expenditures.

Based on our current cash resources and other current assets, management believes we have sufficient liquidity to fund operations for the next twelve months.  We are contemplating additional financing transactions that, if successful, are expected to sufficiently fund expenditures for potential acquisitions and other expansions of our business.   We do not currently have any commitments for such financing and there is no assurance that we will be successful in obtaining such funds. If we cannot obtain additional financing, we will have to significantly curtail our acquisition plans.

Operating Activities

For the three months ended September 30, 2005 and 2004, net cash used in operating activities was $529,876 and $353,112, respectively.  For the twelve months ended June 30, 2005, net cash used in operating activities was $501,035.  We are seeking to improve cash flow from operational activities through operational improvements at our existing properties, a full twelve months of production from acquired properties, and future acquisitions.  The increased cash flow from field operations could be offset, in part, by increased general and administrative costs to support our expanding operations.  As previously discussed under “Liquidity and Capital Resources,” we recently sold 4,703,864 shares of our common stock to the selling stockholders named in this prospectus generating gross proceeds of $19,474,000.  The combination of these factors are expected to provide sufficient working capital to support our operations.

Subsequent Events

Acquisition of W.O. Energy of Nevada, Inc.

On November 29, 2005, we acquired all of the outstanding common stock of W.O. Energy of Nevada, Inc. from Miles O’Loughlin and Scott White.  The purchase price was $47 million in cash, as adjusted, and approximately $8.24 million in restricted shares of our common stock.   $2 million of the cash portion of the purchase price was paid into an escrow account for a minimum of two years to cover potential indemnification payments by the sellers.  The approximate $8.24 million of common stock resulted in the issuance of 1,791,320 shares to the sellers based on the average of the closing price of the common stock on AMEX for the three trading days immediately prior to November 29, 2005.  We entered into a registration rights agreement with the sellers pursuant to which we agreed to use commercially reasonable efforts to register the resale of the 1,791,320 shares with the Securities and Exchange Commission by November 29, 2006.  The sellers are prohibited from selling their shares until November 29, 2006 and after such date are limited to selling up to 15% of the shares received in any 90 day period.  The acquisition of WO Energy was funded, in part, by debt financing, as discussed below.

Credit Agreement

On November 29, 2005, we entered into a $100 million senior credit agreement with the lenders thereto from time to time and Union Bank of California, N.A., as administrative agent and as issuing lender, due on or before November 29, 2009.  The initial borrowing base is $30 million based on our proved reserves.  The $30 million was used to finance the acquisition of WO Energy.  Pursuant to the terms of the senior credit agreement, the borrowing base is based on our proved reserves and is redetermined every six months with one additional redetermination possible during the six month periods between scheduled redeterminations.

At our option, interest is based either (i) on the prime rate plus the applicable margin ranging up to 0.75% based on the utilization level or (ii) on the LIBOR rate applicable to the interest period plus the applicable margin ranging from 1.5% to 2.25% based on the utilization level.  The initial interest rate was 6.54%.  For loans that are three months or less in maturity, interest is due on the maturity date of such loan.  For loans that are in excess of three months, interest is due every three months.

$29.75 million is presently outstanding under the senior credit agreement.  The outstanding principal is due on or before November 29, 2009 unless pursuant to the terms of the credit agreement specific events of default occur as a result of which all outstanding principal and all accrued interest may be accelerated.  Such specific events of default, include, but are not limited to: payment defaults by us, breaches of representations and warranties and covenants by us, our insolvency, a “change of control” of our business as described in the credit agreement and a “material adverse change” as described in the credit agreement.

The credit agreement imposes certain restrictions on us and our subsidiaries including, but not limited to, the following: (i) subject to specific exceptions, incurring additional liens; (ii) subject to specific exceptions, incurring additional debt; (iii) subject to specific exceptions, merging or consolidating or selling, transferring, assigning, farming-out, conveying or otherwise disposing of any property; (iv) subject to specific exceptions, making certain payments, including cash dividends to our stockholders; (v) subject to specific exceptions, making any loans, advances or capital contributions to, or making any investment in, or purchasing or committing to purchase any stock or other securities or evidences of indebtedness or interests in any person or any oil and gas properties or activities related to oil and gas properties unless with regard to new oil and gas properties, such properties are mortgaged to Union Bank of California, N.A., as administrative agent, or with regard to new subsidiaries, such subsidiaries execute a guaranty, pledge agreement, security agreement and mortgage in favor of Union Bank of California, N.A., as administrative agent; and (vi) subject to specific exceptions, entering into affiliate transactions on terms that are not at least as favorable to us as comparable arm’s length transactions.

We must also meet certain financial requirements based on specified debt coverage ratios, interest coverage ratios and current assets to current liabilities ratios.

In addition, we are required to hedge: 832 barrels of oil equivalent per day with a “floor” of $60 per barrel of oil equivalent in 2006, and $55 per barrel for 781and 735 barrels of oil equivalent per day in 2007 and 2008, respectively.  There is no “ceiling” hedge required or in place.

As security for our obligations under the senior credit agreement: (i) each of our subsidiaries guaranteed all of our obligations; (ii) we, together with each of our subsidiaries, executed mortgages in favor of Union Bank of California, N.A., as collateral trustee, covering oil and gas properties located in Texas and Oklahoma; (iii) we, together with each of our subsidiaries, granted a security interest in favor of Union Bank of California, N.A., as collateral trustee, in substantially all of our assets; and (iv) we pledged our ownership interests in all of our subsidiaries to Union Bank of California, N.A., as collateral trustee.

Subordinated Credit Agreement

On November 29, 2005, we entered into a $15 million subordinated credit agreement with the lenders thereto from time to time and Energy Components SPC EEP Energy Exploration and Production Segregated Portfolio (“EEP”), as administrative agent, due on or before November 29, 2010.  The $15 million was used to finance the acquisition of WO Energy

Interest pursuant to the subordinated credit agreement is equal to the LIBOR rate plus 6.5%.  The current interest rate is 11.24%.  For loans that are three months or less in maturity, interest is due on the maturity date of such loan.  For loans that are in excess of three months, interest is due every three months.

$15 million is presently outstanding under the subordinated credit agreement.  The outstanding principal is due on November 29, 2010 unless specified events of default occur as a result of which all outstanding principal and all accrued interest may be accelerated.  Such specific events of default, include, but are not limited to: payment defaults by us, breaches of representations and warranties and covenants by us, our insolvency, a “change of control” of our business as described in the subordinated credit agreement and a “material adverse change” as described in the subordinated credit agreement.

The subordinated credit agreement imposes certain restrictions on us and our subsidiaries including, but not limited to, the following: (i) subject to specific exceptions, incurring additional liens; (ii) subject to specific exceptions, incurring additional debt; (iii) subject to specific exceptions, merging or consolidating or selling, transferring, assigning, farming-out, conveying or otherwise disposing of any property; (iv) subject to specific exceptions, making certain payments, including cash dividends to our stockholders; (v) subject to specific exceptions, making any loans, advances or capital contributions to, or making any investment in, or purchasing or committing to purchase any stock or other securities or evidences of indebtedness or interests in any person or any oil and gas properties or activities related to oil and gas properties unless with regard to new oil and gas properties, such properties are mortgaged to EEP, as administrative agent, or with regard to new subsidiaries, such subsidiaries execute a guaranty, pledge agreement, security agreement and mortgage in favor of EEP, as administrative agent; and (vi) subject to specific exceptions, entering into affiliate transactions on terms that are not at least as favorable to us as comparable arm’s length transactions.

We must also meet certain financial requirements based on specified debt coverage ratios, interest coverage ratios and current assets to current liabilities ratios.  In addition, we are required to hedge in accordance with the senior credit agreement discussed above.

As security for our obligations under the credit agreement: (i) each of our subsidiaries guaranteed all of our obligations; (ii) we, together with each of our subsidiaries, executed mortgages in favor of Union Bank of California, N.A., as collateral trustee, covering oil and gas properties located in Texas and Oklahoma; (iii) we, together with each of our subsidiaries, granted a security interest in favor of Union Bank of California, N.A., as collateral trustee, in substantially all of our assets; and (iv) we pledged our ownership interests in all of our subsidiaries to Union Bank of California, N.A., as collateral trustee.

Results of Operations – Three Months Ended September 30, 2005 and 2004

Overall

For the quarter ended September 30, 2005 (“current quarter”), we had a loss applicable to common stock of $457,957, which is an improvement of $544,250 as compared to the $1,002,207 loss applicable to common stock incurred for the quarter ended September 30, 2004 (“prior year quarter”).  Factors that contributed to the $544,250 improvement are higher income from oil and gas operations of $0.6 million, reduced preferred stock discount of $0.3 million and lower amortization of deferred compensation expense of $0.2 million.  Partially offsetting these positive factors were higher general & administrative expenses of $0.6 million

Income from oil and gas operations consists of operating revenues less lease operating expenses, production taxes, accretion of asset retirement obligations, and depletion and depreciation.  The current quarter includes a full three months of operations from our four fields - Nowata, Rich Valley, Davenport and Desdemona.  The prior year quarter only includes one month of Nowata operations and no operating effects from the Desdemona field.  This is the primary reason that income from oil and gas operations has increased significantly when the current quarter is compared to the prior year quarter.

The reduced preferred stock discount amounting to $0.3 million occurred in the prior year quarter and was attributable to certain issuances of preferred stock during the prior year quarter.  Since we did not issue preferred stock during the current quarter, there is no preferred stock discount in the current quarter.

Operating Revenues

The table below summarizes our operating revenues for the current and prior year quarters.

	Three Months Ended September 30,		Increase
	2005	2004	(Decrease)
Operating Revenues	$1,945,959	$843,160	$1,102,799
Sales
- Oil (MBbls)	28	13	15
- Gas (MMcf)	42	44	(2)
- Total (MBOE)	35	20	15
Average Price
- Oil ($/ Bbl)	$60.36	$44.29	$16.07
- Gas ($/ Mcf)	$6.22	$5.86	$0.36

The current quarter operating revenues of $1.9 million represent an improvement of $1.1 million as compared to the prior year quarter of $0.8 million.  The $1.1 million improvement is attributable to the higher prices received for oil and gas sales, and increased oil sales as the current quarter includes a full three months of operations from our four fields, as previously discussed under “Results of Operations - Overall.”  The average price we received for crude oil sales is generally at or above market prices.  The average price we receive for natural gas sales is approximately the market price less transportation and marketing expenses.

Operating Expenses

For the current quarter, our total operating expenses were $2.4 million, or $0.9 million higher than the prior year quarter of $1.5 million.  The $0.9 million increase is primarily attributed to higher lease operating expenses (“LOE”) of $0.4 million, increased production taxes from higher sales of $0.1 million and higher general & administrative expenses of $0.6 million, partially offset by lower deferred compensation expense of $0.2 million.

Our LOE consists of costs of producing crude oil and natural gas such as labor, supplies, repairs, maintenance, and utilities.  The $0.4 million increase resulted from the current quarter including a full three months of operations from our four fields, as previously discussed under “Results of Operations - Overall.”  For the current quarter, the LOE per BOE was $21.56 as compared to $19.38 per LOE for the prior year quarter.  The current quarter amount of $21.56 per BOE is an improvement as compared to the LOE per BOE of $22.88 that we incurred for the twelve month period ended June 30, 2005.  We generally incur a high amount of LOE because we focus on long term cost improvement of operations at all fields.  Since our acquisitions are mature fields, our initial focus is to evaluate the existing operations and make the necessary operational improvements to improve operating efficiency.  Based on management’s past experience, it generally requires six to twelve months to fully analyze the acquired field and spend the necessary funds to improve the field operations to meet our operational standards.   We expect these expenditures should lead to increased operational efficiency and reduced operating expenses in future periods.

Our general and administrative expenses consist of support services for our operating activities and investor relations costs.  The $0.6 million increase is primarily due to increased employee staffing ($0.2 million), higher legal fees to comply with regulatory requirements ($0.1 million), incentive payments to certain employees ($0.1 million), higher travel costs ($0.1 million) and increased insurance costs ($0.1 million).

Results of Operations – Twelve Months Ended June 30, 2005 and 2004

A comparison of the summary results of operations for the twelve months ended June 30, 2005 and 2004 is presented below.

	2005	2004
Operating revenues	$5,481,640	$7,958
Operating expenses	8,466,443	391,164
Loss applicable to common stock	(3,389,676)	(383,206)

The two periods are not comparable since 2004 represents only one month of results from the Davenport Field and general office expenses, and the 2005 results represent a full twelve months and include the results of all four of our fields and general office expenses.  The remaining discussion will focus on the twelve months ended June 30, 2005.

The table below summarizes our results of operations through June 30, 2005.

Net Loss Before Certain Accounting Charges	$(1,294,357)
Less:
Deferred Compensation Expense	1,678,785
Preferred Stock Discount	416,534
Loss Applicable to Common Stock	$(3,389,676)

As shown above, we had a net loss before certain accounting charges of $1,294,357 for the twelve month period ended June 30, 2005.  Although this is a non-GAAP measure, we excluded these certain accounting charges – deferred compensation expense and preferred stock discount - because we expect these costs to be significantly less in the next twelve month period ended June 30, 2006.   Since our acquisitions are mature fields, our initial focus is to evaluate the existing operations and make the necessary operational improvements to improve operating efficiency.  Based on past experience, management believes it generally requires six to twelve months to fully analyze the acquired field and spend the necessary funds to improve the field operations to meet our operational standards.  The net loss that we have experienced for the twelve months ended June 30, 2005, is a direct result of spending the necessary funds to improve the operational efficiency of our field facilities and to fund start-up costs we incurred to fund our support services.  We expect these expenditures should lead to increased operational efficiency and reduced operating expenses in future periods.

Operating Revenues

The table below summarizes our operating revenues for the twelve months ended June 30, 2005.

Operating Revenues	$5,481,640
Sales
• Oil (MBbls)	89
• Gas (MMcf)	180
• Total (MBOE)	119
Average Price
• Oil ($/ Bbl)	$48.36
• Gas ($/ Mcf)	$6.25

We expect future increases to sales through capital expenditures as previously discussed under “Plan of Operation - Capital Spending Plan for Fiscal Year 2006.”

Operating Expenses

For the twelve month period ended June 30, 2005, our total operating expenses were $8.5 million.  Our operating expenses consist primarily of lease operating expenses, general and administrative, depletion and depreciation, and deferred compensation expense, as discussed in Note 1 to the financial statements.

Our lease operating expenses consist of costs of producing crude oil and natural gas such as labor, supplies, repairs, maintenance, and superintendence.  For the twelve month period ended June 30, 2005, our lease operating expenses were $2.7 million and the lease operating expense per BOE was $22.88.  We incurred an unusually high amount of LOE to implement the operational improvements at all fields, as previously discussed.   We will continue to evaluate potential operational improvements for all four fields.  We anticipate these expenditures will lead to improved operational efficiency and reduced operating expenses in future months.

Our general and administrative expenses, totaling $3.2 million, consist of support services for our operating activities and investor relation costs.

Contractual Obligations

As of June 30, 2005, our principal executive office, comprising 6,317 square feet, is subject to a lease that expires June 30, 2006 at a cost of $6,580 per month.  This was our only material contractual obligation as of June 30, 2005.  The following table summarizes our lease obligation at June 30, 2005:

		Due Within
	Total	1 Year	2 - 5 Years
Leases	$78,960	$78,960	$—

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity, capital expenditures or capital resources.

Significant Accounting Policies

Use of Estimates

In preparing the accompanying consolidated financial statements, management has made certain estimates and assumptions that affect reported amounts in the consolidated financial statements and disclosures of contingencies.  Actual results may differ from those estimates.  Significant assumptions are required in the valuation of proved oil and gas reserves, which may affect the amount at which oil and gas properties are recorded.  Our operating revenues and accounts receivable also involve estimates and assumptions. It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.  We believe the following critical accounting policies affect our more significant judgments and estimates.

Oil and Gas Properties and Equipment

We follow the successful efforts method of accounting, capitalizing costs of successful exploratory wells and expensing costs of unsuccessful exploratory wells.  All developmental costs are capitalized.  We are predominately engaged in the acquisition and development of proved reserves as opposed to exploration activities.  Depreciation and depletion of producing properties is computed on the units-of-production method based on estimated proved oil and gas reserves.

If conditions indicate that long-term assets may be impaired, the carrying value of property is compared to management’s future estimated pre-tax cash flow from the properties.  If impairment is necessary, the asset carrying value is written down to fair value. Cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Impairment of individually significant undeveloped properties is assessed on a property-by-property basis, and impairment of other undeveloped properties is assessed and amortized on an aggregate basis.

Reserve Estimates

Proved reserves are estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods as well as oil and natural gas expected to be obtained through the application of enhanced recovery techniques after testing by a pilot project or after the operation of an installed program has been confirmed through production response that increased recovery will be achieved. Proved undeveloped reserves are reserves that are expected to be recovered from existing wells where a relatively major expenditure is required for implementing enhanced oil recovery techniques. We emphasize that the volume of reserves are estimates that, by their nature are subject to revision. The estimates are made using geological and reservoir data, as well as production performance data. These estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data.  If the estimates of proved reserves were to decline, the rate at which we record depletion expense would increase.  Holding all other factors constant, a reduction in our proved reserve estimate of 10% would result in an annual increase in depreciation, depletion and amortization expense of approximately $14,000.

Asset Retirement Obligation

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.  SFAS No. 143 provides that, if the fair value for an asset retirement obligation can be reasonably estimated, the liability should be recognized in the period when it is incurred.  Oil and gas producing companies incur this liability upon acquiring or drilling a well.  Under the method prescribed by SFAS No. 143, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties on the balance sheet.  Periodic accretion of discount of the estimated liability is recorded as an expense in the statement of operations.

Revenue Recognition

We recognize revenue when crude oil and natural gas quantities are delivered to or collected by the respective purchaser.  We sell our crude oil production to various independent purchasers on short-term contracts and our natural gas production to three independent purchasers.  Title to the produced quantities transfers to the purchaser at the time the purchaser collects or receives the quantities.  Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices.  The purchasers of such production have historically made payment for crude oil and natural gas purchases within thirty-five days of the end of each production month.  We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that receivables from those purchasers are collectible.  All transportation costs are accounted for as a reduction of oil and natural gas sales revenue.

Deferred Compensation

As discussed in “Escrowed Shares pursuant to the Davenport Merger,” beginning on page 36 of this prospectus, pursuant to the agreement terms of the Davenport Merger, eight individuals (six of whom are now employed by us, one former employee, and one who is a member of our board of directors) were issued 5,165,000 shares of common stock.  These shares were placed in escrow.  The shares will vest to the individuals based on a combination of continued employment (“compensation shares”) and achieving certain performance goals (“performance shares”) during the period ending June 30, 2006.  The compensation shares amounted to 2,659,975 shares and the performance shares amounted to 2,505,025 shares.  Any shares that are not released from escrow will be returned to Treasury Stock.  We have accounted for these shares in accordance with the provisions of SFAS Nos. 123 and 148.  At the merger date, we recognized $2,324,250 of “Deferred Compensation” and “Additional Paid-in Capital” in the Consolidated Balance Sheet.  The shares were recorded based on the quoted market price at the time of the transaction and are being amortized to expense over the periods earned.

DESCRIPTION OF PROPERTY

Principal Executive Offices

Our principal executive offices are located at The Oil & Gas Commerce Building, 309 West 7th Street, Suite 1600, Fort Worth, TX 76102. Our principal executive offices comprise approximately 6,317 square feet and are subject to a lease that expires on June 30, 2006 at a cost of $6,580 per month.

Oil and Gas Properties

Reserves

Our proved oil and gas reserves have been estimated by independent petroleum engineers.  Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.  Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available.  The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history and from changes in economic factors.

Based on reserve reports prepared by independent petroleum engineers dated July 1, 2005, except the Panhandle Field is as of September 1, 2005 and the Putnam Field is as of January 1, 2006, we had estimated total proved reserves of 40,131 MBOE, of which 7,696 MBOE were proved producing reserves.  A detail of these reserves is presented under “Financing and Investing Activities,” beginning on page 20 of this prospectus.

Production

For the twelve months ended June 30, 2005, our total net production was approximately 89,000 barrels of oil and 180 MMcf of natural gas. The average prices received for our oil and gas sales were $48.36 per barrel and $6.25 per Mcf, respectively.  Our average lifting cost per barrel of equivalent oil was $22.88 / barrel.

For the twelve months ended June 30, 2004, our total net production was 233 barrels of oil and the average price received was $34 per barrel.

Productive Wells and Acreage

As of June 30, 2005, we had 520 gross productive wells (511 net productive wells).  Our oil wells totaled 462 gross productive wells (453 net productive wells) and our gas wells totaled 58 gross and net productive wells.  We had total acreage of 19,579 acres, consisting of 9,484 developed acres and 10,095 undeveloped acres.

Drilling Activity

During the twelve months ended June 30, 2005, we drilled two (gross and net) developmental wells in the Davenport Field and one (gross and net) well in the Nowata Field for testing of ASP technology. As of September 8, 2005 and June 30, 2004, we did not have any drilling activity.  At the Desdemona Field, we began pilot waterflood operations in May 2005.

There was no drilling activity during the twelve month period ended June 30, 2004.

Present Activities

We intend to implement the capital expenditures program as detailed under “Capital Spending Plan for Fiscal Year 2006,” on page 21 of this prospectus.

Delivery Commitments

At June 30, 2005, we had no delivery commitments with our purchasers.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceeding, nor is our property the subject of a pending legal proceeding, that is not in the ordinary course of business or otherwise material to the financial condition of our business.

MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

Name	Age	Position
S. Jeffrey Johnson	40	Chief Executive Officer and Chairman of the Board of Directors
Michael J. Ricketts	47	Chief Financial Officer and Principal Accounting Officer
Thomas D. Cochrane	42	Executive Vice President - Engineering
James K. Teringo, Jr.	50	Vice President, General Counsel and Corporate Secretary
Donnie D. Dent	71	Director
Gerald W. Haddock	57	Director
Randall Boyd	47	Director
Dr. Jim Underwood	63	Director
Morris B. “Sam” Smith	61	Director

All directors hold office until the next annual meeting of our stockholders and until their successors have been duly elected and qualified. Our executive officers are elected by, and serve at the designation and appointment of the board of directors.  Some of our directors and executive officers also serve in various capacities with our subsidiaries. There are no family relationships among any of our directors and executive officers.

Background of Executive Officers and Directors

S. Jeffrey Johnson, Chief Executive Officer and Chairman.  Mr. Johnson was appointed Chief Executive Officer on May 28, 2004 and Chairman on June 25, 2004.  Prior to joining Cano, Mr. Johnson served as the Chief Executive Officer of Cano Energy Corporation from 2001 through 2004, and he served as the Chief Executive Officer of Scope Operating Company from 1997 through 2004.

Michael J. Ricketts, Chief Financial Officer and Principal Accounting Officer.  Mr. Ricketts was appointed Chief Financial Officer on May 28, 2004.  Mr. Ricketts served as a member of our Board of Directors from June 25, 2004 until April 6, 2005.  Mr. Ricketts is a Certified Public Accountant. Prior to joining Cano, Mr. Ricketts was employed by TNP Enterprises, Inc. and its subsidiaries, Texas-New Mexico Power Company and First Choice Power for 15 years.  He served as Director, Treasury from 2003 to 2004.  He served as Director, Business Development from 2002 – 2003.  He was the Controller and Assistant Controller from 1998- 2002.

Thomas D. Cochrane, Executive Vice-President of Engineering.  Mr. Cochrane was appointed Executive Vice-President of Engineering on September 9, 2005.  From June 13, 2004 through September 9, 2005, Mr. Cochrane served as Executive Vice-President of Oil & Gas Operations. Prior to joining Cano, Mr. Cochrane spent his entire 16 year career with ExxonMobil Oil.   From 1988 to 1998 he was an Operations Engineer for water floods and CO2 floods.  From 1998-1999 he was the Maintenance Foreman of the Aneth area.  From 1999-2000 he was the Production Superintendent of the Aneth Area.  From 2000 to 2004 he worked as a Reservoir Engineer and Reservoir Engineering Mentor for water floods and CO2 floods, and served on the U.S. Drill Well Review Team approving technical work supporting drilling funding from 2003-2004.

James K. Teringo, Jr., Vice President, General Counsel and Corporate Secretary.  Mr. Teringo was appointed to the positions of Vice President, General Counsel and Corporate Secretary on August 3, 2005.  From June 1999 until December 2003, Mr. Teringo was Assistant General Counsel for Panda Energy International, Inc.

Donnie D. Dent, Director.  Mr. Dent was appointed to our Board of Directors on June 25, 2004.  Mr. Dent has been an investor since 1998.  Prior to 1998, Mr. Dent was employed with various oil and gas companies.  From 1995 to 1998, Mr. Dent served as President and CEO of RUSA Oil, Ltd., a company jointly formed by Dresser Industries and Petro-Hunt Corporation and engaged in the exploration and development of two large oil fields in Siberia.  From 1991 to 1998 Mr. Dent served as a General Director of Khantymansiysknnefthunt, a Russo-American oil and gas joint venture. Prior to 1991 he was President of Box Energy Corporation Executive and Vice President at OKC Limited Partnership. Mr. Dent has also served as General Counsel at Mesa Petroleum Corporation and as a staff attorney for Gulf Oil Corporation.

Gerald W. Haddock, Director. Mr. Haddock was appointed to our Board of Directors on December 10, 2004.  Mr. Haddock founded Haddock Enterprises, LLC, an entrepreneurial development company concentrating in oil and gas and real estate, located in Fort Worth, Texas, in 1999 and he has served as its President since that time. Mr. Haddock formerly served as President and CEO of Crescent Real Estate Equities from 1996 to 1999.  Mr. Haddock is currently a Director and Audit Committee Chairman of ENSCO International, Inc., a leading global offshore oil and gas drilling service company listed on the NYSE.  Mr. Haddock has been a member of the governing board of Sabine Production Partners, LP and a member of the Office of the Chief Executive Officer of Sabine Production Operating, LLC since its organization in May 2005. Mr. Haddock also joined the Board of Directors of Meritage Homes Corporation in early 2005, named “Fastest Growing Public Homebuilder—2003” by Builder magazine.  Mr. Haddock also serves for Baylor University on the Baylor Foundation Board of Directors and serves on the Dean’s Strategic Council for the Graduate Tax Program at New York University.

Randall Boyd, Director.   Mr. Boyd was appointed to our Board of Directors on October 25, 2004. Mr. Boyd began his career with IBM in 1979 and served in various capacities including sales, market forecasting/pricing, and industry strategy.  He joined Sky Chefs in 1989 and left the company in 2003.  In 2001, he was appointed CEO of the Americas Regions, member of the Global Executive Board, and Global Executive Vice President of Marketing and Sales of Sky Chefs.  Since 2004 he has been Executive Producer of the television production “Honey Hole” and has been president of R.C. Boyd Enterprises, LLC, the owner of the television production.

Dr. Jim Underwood, Director.  Dr. Underwood was appointed a Director on January 6, 2005. Dr. Underwood has been a professor at Dallas Baptist University since 1989. Dr. Underwood has also served as the Vice President of Cornerstone Bank and as Vice President of Heritage National Bank.  Since 1993, Dr. Underwood has served as an advisor and consultant in the field of corporate strategy for a number of companies, including American Airlines, Dale Carnegie International, EDS, IBM Corporation, Lockheed, Wall Street Journal, Texas Instruments and numerous divisions of Nortel Networks.  In addition, Dr. Underwood has authored seven books including The Significance Principle,  Thriving In E-Chaos (winner of the International Competia Award 2001), The New Corporate Strategy, Complexity and Paradox, Corporate Intelligence, and What’s Your Corporate IQ? His book More Than a Pink Cadillac made the New York Times and the Wall Street Journal’s “Business Best Seller List” in early 2003.

Morris B. “Sam” Smith, Director.   Mr. Smith was appointed a Director and Chairman of our Audit Committee on March 22, 2005. In July 2004, Mr. Smith began serving as a management consultant for RBI International, Ltd., and has served as the chief financial officer at RBI since that time.  He has also acted as Interim Chief Financial Officer of Stroud Oil Properties from October 2004 to January 2005.  Mr. Smith is also Chairman of the Board of Trustees for McMurry University and was a Board Member and Audit Committee Chairman for Belden & Blake Corporation during 2005.  Mr. Smith was a consultant from January 2004 to June 2004. From August 1, 2000 through December

31, 2003, Mr. Smith was Executive Vice President, Chief Financial Officer and Treasurer of Encore Acquisition Company.  Mr. Smith also served as Corporate Secretary of Encore Acquisition Company from December 2002 to December 2003.  From July 1996 to July 2000, Mr. Smith held the positions of Vice President of Finance and Chief Financial Officer of Union Pacific Resources.

Board of Directors

During the fiscal year ended June 30, 2005, our Board held four meetings and our Audit Committee held one meeting.  All meetings of the Board of Directors and of the Audit Committee were attended by all then-current members.

Below is a description of the Audit Committee of the Board of Directors. The Board has determined that each member of the Audit Committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment.

The Charter of the Audit Committee of the Board of Directors sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to oversee and monitor the Company’s accounting and reporting processes and the audits of the Company’s financial statements.

The Audit Committee is presently composed of three persons, including Morris B. “Sam” Smith, Dr. Jim Underwood and Donnie D. Dent , each of whom are considered independent under the rules promulgated by the American Stock Exchange and under Rule 10A-3 under the Exchange Act, and each of whom is “financially sophisticated” as required by the rules of the American Stock Exchange. Mr. Smith serves as the Chairman of the Audit Committee. The Board has determined that Mr. Smith is an “audit committee financial expert” as defined in Item 401 of Regulation S-B.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation of our Chief Executive Officer and the other named executive officers, for services as executive officers for the fiscal years ended June 30, 2005, June 30, 2004 and since our organization on May 29, 2003.

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Other Annual Compensation ($)	Restricted Stock Award(s) ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($) (3)
S. Jeffrey Johnson,	2005	$250,000	-0-	-0-	-0-	-0-	-0-	$10,200
CEO and Chairman (1)	2004	$31,250	-0-	-0-	-0-	-0-	-0-	-0-
	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Thomas D. Cochrane	2005	$125,000	-0-	-0-	-0-	-0-	-0-	-0-
Vice President of Oil	2004	$10,416	$35,000	-0-	-0-	-0-	-0-	-0-
and Gas Operations (1)	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Michael J. Ricketts	2005	$115,000	-0-	-0-	-0-	-0-	-0-	-0-
Chief Financial Officer (1)	2004	$14,375	-0-	-0-	-0-	-0-	-0-	-0-
	2003	-0-	-0-	-0-	-0-	-0-	-0-	-0-

(1)                  Messrs. Johnson, Cochrane and Ricketts were appointed to their executive positions on May 28, 2004.  Mr. Johnson was appointed Chairman on June 25, 2005.

(2)                  Mr. Cochrane received a $35,000 signing bonus for accepting employment at Cano.

(3)                  Pursuant to Mr. Johnson’s employment agreement, he received a vehicle allowance of $10,200 during the fiscal year ended June 30, 2005.

Compensation of Directors

On January 6, 2006, our Board of Directors approved the following non-executive director compensation schedule. Each director shall receive an annual cash retainer of $25,000.  Each director shall be paid $1,000 cash for each Board meeting and Board committee meeting attended.  The Audit Committee Chairman shall receive an additional annual cash retainer of $5,000.  The Compensation Committee Chairman, the Corporate Governance Committee Chairman, the Nominating Committee Chairman and the chairman of any other committee or special committee established by the Board shall be paid an additional annual cash retainer of $3,000.

During our March 2005 Board meeting, the directors approved our 2005 Directors’ Stock Option Plan, the terms of which are described under “Securities Authorized for Issuance Under Equity Compensation Plans,” beginning on page 37 of this prospectus. To date, we have granted 25,000 options to each of our non-employee Directors under the Directors stock option plan: Donnie D. Dent, Gerald W. Haddock, Randall Boyd, Dr. Jim Underwood and Morris B. “Sam” Smith. Each of these options has an exercise price of $4.13 per share.  The options vest on April 1, 2006 and expire on April 1, 2015.

On December 7, 2005, our shareholders approved our 2005 Long-Term Incentive Plan, the terms of which are described under “Securities Authorized for Issuance Under Equity Compensation Plans,” beginning on page 37 of this prospectus.  To date, we have granted 25,000 options to each of our non-employee Directors under the Directors stock option plan: Donnie D. Dent, Gerald W. Haddock, Randall Boyd, Dr. Jim Underwood and Morris B. “Sam” Smith. Each of these options has an exercise price of $6.30 per share.  The options vest on December 13, 2006 and expire on December 13, 2015.

Mr. Haddock has agreed to provide certain management and financial consulting services to us.  In consideration for such services, the Company granted Mr. Haddock options to purchase 50,000 shares of our common stock at an exercise price of $4.00 per share.  Such options became exercisable six months from the grant date (the “Vest Date”) and expire ten years from the Vest Date.  In addition, we may grant Mr. Haddock options (the “Additional Options”) to purchase an additional 50,000 shares of our common stock at an exercise price of $4.00 per share, exercisable for a period of ten years.  The grant of the Additional Options is based upon the successful performance and additional value provided to us for consulting services, and shall be at the discretion of our Board of Directors.

Employment Agreements

S. Jeffrey Johnson. Pursuant to the terms of an Employment Agreement dated May 28, 2004, we appointed Mr. Johnson as our Chief Executive Officer and President for a term of two years ending June 30, 2006. On January 12, 2006, we entered into a new employment agreement with Mr. Johnson.  The new employment agreement is effective as of January 1, 2006, has a five-year term and provides for an annual salary of $445,000 and a bonus to be determined at the discretion of the Board of directors of up to Mr. Johnson’s entire annual base salary.  Mr. Johnson will receive raises of at least 7% per year. If we (i) terminate Mr. Johnson’s employment other than due to Mr. Johnson’s physical or mental illness as set forth in the employment agreement or other than for “cause” as defined in the employment agreement; (ii) assign Mr. Johnson any duties materially inconsistent with his position as Chairman of the Board and Chief Executive Officer; or (iii) assign Mr. Johnson a title, office or status which is inconsistent with his present title, office or status, other than a promotion; we must pay Mr. Johnson the greater of (a) his annual base salary for the remainder of the term of the employment agreement; or (b) six months of his annual base salary.  If within twelve months after a change in control, as defined in the employment agreement, we terminate Mr. Johnson’s employment for any reason or Mr. Johnson resigns at any time after any diminution of his job title, duties or compensation or the relocation of Mr. Johnson to an office in a county that does not abut Tarrant County, Texas, we must pay Mr. Johnson three times his annual salary and three times his prior year’s bonuses and must provide for three years to him, his spouse and dependents the right to participate in any health and dental plans that we maintains for our employees.

Michael J. Ricketts. Pursuant to the terms of an Employment Agreement dated May 28, 2004, we appointed Mr. Ricketts as our Chief Financial Officer and Secretary for a term of two years ending June 30, 2006. We also agreed to appoint Mr. Ricketts to our board of directors, subject to compliance with applicable law. We agreed to pay Mr. Ricketts a salary of $115,000 during the first year of his agreement and $123,050 in the second year.  In addition, we agreed to consider Mr. Ricketts for an annual bonus (to be determined by our board of directors) of up to an additional 20% of his annual salary.  On January 12, 2006, we entered into an amendment Mr. Ricketts’ employment agreement, pursuant to which effective January 1, 2006, his annual base salary was increased from $123,050 to $150,000 and he is eligible for an annual bonus of up to 100% of his annual base salary as determined at the sole discretion of our Board of Directors.

Thomas D. Cochrane. Pursuant to the terms of an Employment Agreement dated May 28, 2004, we appointed Mr. Cochrane as our Executive Vice-President of Engineering for a term of two years ending June 30, 2006. We agreed to pay Mr. Cochrane a salary of $125,000 during the first year of his agreement and $133,750 in the second year as well as a $35,000 signing bonus.  In addition, we agreed to consider Mr. Cochrane for an annual bonus (to be determined by our board of directors) of up to an additional 20% of his annual salary. On January 12, 2006, we entered into an amendment to Mr. Cochrane’s employment agreement, pursuant to which effective January 1, 2006, his annual base salary was increased from $133,750 to $225,000 and he is eligible for an annual bonus of up to 100% of his annual base salary as determined at the sole discretion of our Board of Directors.

James K. Teringo, Jr.  On September 16, 2005, pursuant to recommendation by our Compensation Committee and approval by our Board of Directors, we entered into an employment agreement with James K. Teringo, Jr., our Vice President, General Counsel and Secretary effective as of July 11, 2005.  Unless earlier terminated pursuant to the terms of the employment agreement, the employment agreement expires on July 11, 2007.  Pursuant to the employment agreement, Mr. Teringo receives a base annual salary of $120,000 and stock options exercisable into 50,000 shares of common stock at an exercise price of $3.98 per share and is eligible for periodic cash or stock bonuses and raises in base salary at the sole discretion of the board of directors. Provided Mr. Teringo is still employed on July 11, 2006, all of the stock options will vest on such date.  Unless earlier terminated pursuant to the terms of the stock option agreement, the stock option agreement terminates on September 16, 2015.  On January 12, 2006, we entered into an amendment to Mr. Teringo’s employment agreement, pursuant to which effective January 1, 2006, his annual base salary was increased from $120,000 to $200,000 and he is eligible for an annual bonus of up to 100% of his annual base salary as determined at the sole discretion of our Board of Directors.  In addition, the amendment provides additional benefits to Mr. Teringo upon certain events that occur within twelve months of a “change in control,” as defined in the employment agreement.  If within twelve months after a change in control, we terminate Mr. Teringo’s employment for any reason or Mr. Teringo resigns at any time after any diminution of his job title, duties or compensation or the relocation of Mr. Teringo to an office in a county that does not abut Tarrant County, Texas, we must pay Mr. Teringo three times his annual salary and three times his prior year’s bonuses and must provide for three years to him, his spouse and dependents the right to participate in any health and dental plans that we maintain for our employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management believes that all of the below transactions were on terms at least as favorable as could have been obtained from unrelated third parties.

Davenport Merger

Pursuant to the terms of the Merger Agreement, pursuant to which we acquired Davenport Field Unit, Eric Boehnke, our former CEO, former Secretary and former Director agreed to return to our treasury a total of 6,500,000 shares of common stock and forgive debts owed to him by us in the amount of $70,000. As a result of the foregoing, Eric Boehnke retained 392,993 shares of our common stock.   We agreed to provide accounting services to Cano Energy Corporation based on cost plus a 10% incremental margin during a three-month transitional period.  This arrangement ended in August 2004.

Transactions involving Cano Energy Corporation

On July 21, 2004, we agreed to purchase the furniture, fixtures, and office equipment of Cano Energy Corporation for approximately $114,000.  The amount paid was based on an independent third party valuation.  The purchase of these fixed assets was contemplated as part of the Merger Agreement, pursuant to which we acquired Davenport Field Unit. Our Chairman and Chief Executive Officer, S. Jeffrey Johnson, is a principal shareholder of Cano Energy Corporation.

On August 16, 2004, we agreed to purchase an additional 10% revenue interest in the Davenport field from Cano Energy Corporation.  This increased our revenue interest in the Davenport field to 65%.  In consideration for the additional 10% revenue interest, we agreed to pay Cano Energy Corporation $667,000 cash in installments.  The final installment payment was made in October 2004.

Transactions involving Directors

In addition to serving as a member of our Board of Directors, Gerald Haddock agreed to provide certain management and financial consulting services to us. In consideration for such services, on December 16, 2004 we granted Mr. Haddock options to purchase 50,000 shares of common stock at an exercise price of $4.00 per share.  The options are exercisable at any time, in whole or in part, during the ten-year option period which commenced six months following the date of grant (June 16, 2005) and expires on June 15, 2015.  In addition, we may grant Mr. Haddock options to purchase an additional 50,000 shares of common stock at an exercise price of $4.00 per share, exercisable for a period of ten years.  The grant of the Additional Options is based upon the successful performance and additional value provided to us for consulting services, and shall be at the discretion of our Board of Directors.

On October 8, 2004, we received gross proceeds of $750,000 from the sale of 750 shares of Series C Convertible Preferred Stock at a price of $1,000 per share to Randall Boyd, one of our current Directors.

Pursuant to an agreement dated December 16, 2004, we agreed with R.C. Boyd Enterprises, a Delaware corporation, to become the lead sponsor of a television production called Honey Hole (the “Honey Hole Production”).  The sponsorship requires us to pay an aggregate of $100,000 to R.C. Boyd Enterprises in 2005 and $150,000 in 2006.  We are entitled to receive two thirty second commercials during all broadcasts of the Honey Hole Production and we will receive opening and closing credits on each episode.  Randall Boyd, one of our current Directors, is the sole shareholder of R.C. Boyd Enterprises.

Sabine Production Operating, LLC

On March 29, 2005, we entered into an agreement with Haddock Enterprises, LLC and Kenneth Q. Carlile (predecessor to Carlile Management, LLC) to explore the possibility of converting the Sabine Royalty Trust from a liquidating asset into a vehicle to acquire low risk assets.  Each of the three parties owns a one-third interest in the Sabine Production Operating, LLC.  Gerald W. Haddock is President of Haddock Enterprises, LLC and is a member of our Board of Directors.   As of September 30, 2005, we had incurred approximately $260,000 of costs pertaining to the joint venture, consisting of partnership contributions and other costs, of which $40,000 occurred as of June 30, 2005.

On August 3, 2005, our board of directors of granted Messrs. Haddock (a Cano Director), Johnson (our Chief Executive Officer and Director) and Cochrane (our Executive Vice President of Engineering) waivers to our “Code of Ethics and Business Conduct for Officers, Directors and Employees of Cano Petroleum, Inc” for their respective relationships with the Sabine Production Operating, LLC.  On August 3, 2005, our board of directors also granted prospective waivers to Messrs. Haddock, Johnson and Cochrane as well as any other of our employees who, as a result of their employment by or positions with us, have obligations involving the Sabine Production Operating, LLC.

On November 4, 2005, we entered into: (1) an Omnibus Agreement with Haddock Enterprises, LLC, Carlile Management, LLC and Sabine Production Partners, LP; (2) Amended and Restated Regulations of Sabine Production Operating, LLC with Haddock Enterprises, LLC and Carlile Management, LLC; and (3) a Compensation Reimbursement Agreement with Sabine Production Operating, LLC.  Each of the agreements described above was entered into pursuant to the Transaction Summary dated August 4, 2005 with Haddock Enterprises, LLC and Carlile

Management, LLC.   The material terms of these agreements are discussed beginning on page 13 of this prospectus.

THEprivate Energy Company, Inc.

Effective December 1, 2005, we acquired all overriding royalty interests held by THEprivate Energy Company, Inc. (formerly Cano Energy Corporation) on December 27, 2005 and we are to acquire all overriding royalty interests acquired in the future by THEprivate Energy Company, Inc. in and to the oil gas and mineral leaseholder estates and personal property related to leasehold estates located on the same property on which the Davenport Field Unit’s properties are located.  We paid $66,700 per percentage of net revenue attributable to the interests held by THEprivate Energy Company, Inc. on December 27, 2005 for an aggregate of $500,250 based on the acquisition of a 7.5% overriding royalty interest.  We will pay $66,700 per percentage of net revenue attributable to future acquisitions of overriding royalty interests from THEprivate Energy Company, Inc.

S. Jeffrey Johnson, our Chairman of the Board and Chief Executive Officer, is a 30% shareholder in THEprivate Energy Company, Inc.  The terms of the purchase were agreed to based on arms-length negotiations, supported by a valuation established by our independent engineer, and are substantially the same as previously paid by us to THEprivate Energy Company, Inc. for a portion of its interest in September and October of 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of January 20, 2006 with respect to the beneficial ownership of the outstanding common stock by: (i) any beneficial holder of more than five (5%) percent of our outstanding common stock; (ii) each of our executive officers and directors; and (iii) our directors and executive officers as a group. Except as otherwise indicated, each of the stockholders listed below has sole voting and investment power over the shares beneficially owned.

Name of Beneficial Owner (1)	Common Stock Beneficially Owned(2)	Percentage of Common Stock (2)
S. Jeffrey Johnson (3)	3,896,850	14.5%
Michael J. Ricketts (3)	464,850	1.7%
Thomas D. Cochrane (3)	464,850	1.7%
James K. Teringo, Jr. (4)	50,000	*
Donnie D. Dent (3) (5)	150,000	*
Gerald W. Haddock (5) (6)	136,500	*
Randall Boyd (5)	250,000	*
Dr. Jim Underwood (5)	50,000	*
Morris B. “Sam” Smith (5)	50,000	*
Wellington Management Company, llp (7)	3,232,700	12.0%
All officers, directors and directors nominees as a group (9 persons)	5,513,050	20.5%

* Less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o Cano Petroleum, Inc., 309 West 7th Street, Suite 1600, Fort Worth, Texas 76102.
(2)

Applicable percentage ownership is based on 26,847,941 shares of common stock issued as of January 20, 2006, together with shares of common stock issuable upon exercise of outstanding stock options described in footnotes 4, 5 and 6 below. Shares of common stock that a person has the right to acquire upon the exercise of stock options are deemed to be beneficially owned by the person holding such stock options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(3)	Messrs. Johnson, Ricketts, Cochrane, and Dent were issued common shares as discussed below under “Escrowed Shares Pursuant to the Davenport Merger.”
(4)	Mr. Teringo has the right to acquire 50,000 shares issuable upon exercise of outstanding stock options with an exercise price of $3.98 per share and which vest on July 11, 2006.
(5)

Includes: (a) 25,000 shares issuable upon exercise of outstanding stock options with an exercise price of $4.13 per share and which vest on April 1, 2006, owned by each of Messrs. Dent, Haddock, Boyd, Underwood and Smith; and (b) 25,000 shares issuable upon exercise of outstanding stock options with an exercise price of $6.30 per share and which vest on December 13, 2006, owned by each of Messrs. Dent, Haddock, Boyd, Underwood and Smith if such persons are still directors on December 13, 2006.

(6)	Includes 50,000 shares issuable upon exercise of outstanding stock options with an exercise price of $4.00 per share.
(7)

Wellington Management Company, llp, an investment adviser registered under the Investment Advisors Act of 1940, as amended, shares investment discretion and shares voting power over the securities held by certain of its investment advisory clients. In its capacity as an investment adviser, Wellington Management is deemed to have beneficial ownership over 3,450,000 shares after the offering and 1,350,000 shares before the offering.  Their address is 75 State Street, Boston, Massachusetts 02109.

No Director, executive officer, affiliate or any owner of record or beneficial owner of more than 5% of any class of our voting securities is a party adverse to our business or has a material interest adverse to us.

Escrowed Shares Pursuant to the Davenport Merger

The Davenport Field Unit shareholders (“Davenport Shareholders”) comprise eight individuals - six who are now employed by us, one director, and one former employee. Pursuant to the terms of a Management Stock Pool Agreement, the 5,165,000 shares of common stock were placed in escrow.  The shares vest to the individuals based on a combination of continued employment, referred to as “compensation shares,” and achieving certain performance goals during the next year, referred to as “performance shares.”  Any shares that are not released from escrow will be returned to treasury stock.  To date, shares returned to treasury totaled 15,783 shares.

The following table summarizes the shares placed in escrow under the Management Stock Pool Agreement:

	Compensation Shares	Performance Shares	Total Shares
Executive Davenport Shareholders
S. Jeffrey Johnson	2,040,175	2,040,175	4,080,350
Michael J. Ricketts	232,425	232,425	464,850
Thomas D. Cochrane	232,425	232,425	464,850
Non-Executive Davenport Shareholders	154,950	—	154,950
Total Shares	2,659,975	2,505,025	5,165,000

The Management Stock Pool Agreement has the following terms:

•	In the event that any of the Davenport shareholders cease to be employees or director of Cano prior to May 28, 2006, all shares issued to such shareholder will be cancelled and returned to treasury.

•	The compensation shares issued to each Executive Davenport Shareholder were released to that Executive Davenport Shareholder on July 1, 2005.

•	The compensation shares issued to each Non-Executive Davenport Shareholder remaining in escrow will be released to that Non-Executive Davenport Shareholder on July 1, 2006.

•	The performance shares will be released to the Executive Davenport Shareholders as the following performance milestones are met:

•

in the event that we achieve both of the following performance milestones at June 30, 2006 one half of the performance shares issued to a particular Executive Davenport Shareholder are to be released from escrow:

		•	We have proven reserves of not less than 2,833 MBOE, and

		•	We have achieved a thirty day average barrel of oil per day production rate of not less than 1,521 barrels of oil per day.

•

In addition, in the event that we have proven reserves of not less than 3,777 MBOE at June 30, 2006 and have achieved for thirty days immediately prior to June 30, 2006, an average barrel of oil per day production rate of not less than 2,028 barrels of oil per day, all of the performance shares are to be released.

•	Any performance shares not released from escrow as per the above milestones will be returned to treasury on or before October 31, 2006.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table shows information with respect to each equity compensation plan under which our common stock is authorized for issuance as of the fiscal year ended June 30, 2005.

EQUITY COMPENSATION PLAN INFORMATION

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
	(a)	(b)	(c)
Equity compensation plans approved by security holders	-0-	-0-	-0-

Equity compensation plans not approved by security holders
- All Non-Employee Directors	125,000	$4.13	525,000
- Individual Director	50,000	$4.00	50,000

Total	175,000	$4.09	575,000

All Directors

During our March 2005 Board meeting, the directors approved our 2005 Directors’ Stock Option Plan. The purpose of the plan is to attract, retain and compensate highly qualified individuals who are not employees for service as members of the Board of Directors by providing them with competitive compensation and an ownership interest in our common stock.  The plan became effective on April 1, 2005 and continues in effect for a term of ten years unless sooner terminated by the Board of Directors.  The plan authorizes 150,000 shares of common stock which may be optioned and sold under the plan, plus an annual increase on the first day of each fiscal year beginning in 2005, 2006, 2007, 2008 and 2009 equal to the lesser of (a) 100,000 shares of common stock, (b) one-half of one percent (0.5%) of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, or (c) such lesser number of shares as is determined by the Board of Directors.  All options granted under the stock option plan will be nonstatutory options.  In addition, options may be granted only to non-employee directors.  Among other provisions, the plan grants to each non-employee director an option to purchase 25,000 shares upon initial appointment to the Board and subsequent annual options to purchase 25,000 shares.  The exercise price of each option granted under the plan will equal 100% of the average of the fair market value per share of our common stock for the 20 trading days immediately preceding the date of grant of the option.  The term of each option will be ten years unless sooner terminated in accordance with the plan.

To date, we have granted 25,000 options to each of our non-employee Directors under the Directors stock option plan: Donnie D. Dent, Gerald W. Haddock, Randall Boyd, Dr. Jim Underwood and Morris B. “Sam” Smith. Each of these options has an exercise price of $4.13 per share.  The presently granted options vest on April 1, 2006 and expire on April 1, 2015.

Individual Director

Mr. Haddock agreed to provide certain management and financial consulting services to us. In consideration for such services, we granted Mr. Haddock options to purchase 50,000 shares of our common stock at an exercise price of $4.00 per share.  Such options became exercisable six months from the grant date (the “Vest Date”) and expire ten years from the Vest Date.  In addition, we may grant Mr. Haddock options (the “Additional Options”) to purchase an additional 50,000 shares of our common stock at an exercise price of $4.00 per share, exercisable for a period of ten years.  The grant of the Additional Options is based upon the successful performance and additional value provided to us for consulting services, and shall be at the discretion of our Board of Directors.

2005 Long-Term Incentive Plan

On December 7, 2005, our shareholders approved our 2005 Long-Term Incentive Plan.  The 2005 Long-Term Incentive Plan authorizes the issuance of up to 1,000,000 shares of our common stock to key employees, key consultants and outside directors of our company and subsidiaries.  The 2005 Long-Term Incentive Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards, whether granted singly, or in combination or in tandem.  No executive officer (as defined in the 2005 Long-Term Incentive Plan) may receive in any calendar year (i) stock options or stock appreciation rights relating to more than 100,000 shares of common stock or (ii) restricted stock, restricted stock units, performance awards or other awards that are subject to the attainment of performance goals relating to more than 100,000 shares of common stock; provided, however, that all such awards of any executive officer during any calendar year may not exceed an aggregate of more than 100,000 shares of common stock.  The 2005 Long-Term Incentive Plan terminates on December 7, 2015; however, awards granted before that date will continue to be effective in accordance with their terms and conditions.

On December 13, 2005, under this Plan, 25,000 options were granted to each of our non-employee Directors: Donnie D. Dent, Gerald W. Haddock, Randall Boyd, Dr. Jim Underwood and Morris B. “Sam” Smith. Each of these options has an exercise price of $6.30 per share.  The presently granted options vest on December 13, 2006 if such persons are still directors on December 13, 2006.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

Dividend Policy

Our proposed operations are capital intensive and we need working capital. Therefore, we will be required to reinvest any future earnings in our operations. Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including our earnings, financial condition, capital requirements, and other factors.  As described further under “Credit Agreement” and “Subordinated Credit Agreement” on pages 22-23 of this prospectus, on November 29, 2005 we entered into a $100 million credit agreement and a $15 million subordinated credit agreement, both of which restrict our ability to declare cash dividends to our stockholders.

Capital Structure

Our Certificate of Incorporation authorizes the issuance of 50,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share, of which 600 shares have been designated as Series A Convertible Preferred Stock, 8,000 shares have been designated as Series B Convertible Preferred Stock and 8,000 shares have been designated as Series C Convertible Preferred Stock.  As of January 20, 2006, we had 26,847,941 and 26,832,158 shares of common stock issued and outstanding, respectively, and no shares of preferred stock issued and outstanding.  The following summarizes the material terms of our capital stock.

Common Stock

Holders of shares of our common stock are entitled to one vote for each share on all matters to be voted on by our stockholders. Holders of our common stock do not have cumulative voting rights. Holders of our common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by our Board of Directors in their discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of our business, the holders of our common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities and any liquidation payment due to holders of our outstanding preferred stock. All of the outstanding shares of our common stock are fully paid and non-assessable.

Holders of our common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

Preferred Stock - General

Our Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the stockholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. The issuance of additional shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of our stockholders, our Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. At present, we have no plans to issue any additional preferred stock nor adopt any series, preferences or other classification of preferred stock.

Series A Convertible Preferred Stock

We are currently authorized to issue 600 shares of Series A Convertible Preferred Stock.  Each outstanding share of Series A Convertible Preferred Stock may be converted into shares of our common stock, at any time, on the basis of one share of preferred stock for that number of shares of common stock equal to $1,000 divided by the average closing bid price of our common stock for the five trading days immediately prior to the date of conversion, less a 25% discount.  The Series A Convertible Preferred Stock does not pay dividends and carries no dividend preference or voting rights.  As there is no limit on the number of shares of our common stock that could be issued upon conversion of outstanding Series A Convertible Preferred Stock, the lower the closing bid price of our common stock the greater number of shares of our common stock which could be issued upon conversion of our preferred stock.  Accordingly, conversion of any Series A Convertible Preferred Stock that is outstanding could result in a change of control. In the event of a liquidation, dissolution or winding up of our business, the holders of Series A Convertible Preferred Stock are entitled to receive a liquidation amount of $1,000 per share after payment in full of liabilities.

Series B Convertible Preferred Stock

We are currently authorized to issue 8,000 shares of Series B Convertible Preferred Stock.  The holders of Series B Convertible Preferred Stock are not entitled to receive any dividends.  Except as required by Delaware law, the Series B Preferred Stock does not have any voting rights.

Each share of Series B Convertible Preferred Stock is convertible at any time while it is outstanding into 333 shares of our common stock.  In the event we issue any shares of common stock during the 730 calendar days following the issuance date at a price less than $3.00 per share, the conversion rate will be adjusted to that number of shares of common stock equal to $1,000 divided by the price per share at which we issued the common stock.

In the event we fail to meet certain performance milestones, as defined in the Management Stock Pool Agreement dated May 28, 2004 with certain of our directors, officers and employees, or in the event that the terms of the Management Stock Pool Agreement are amended with the effect of reducing or eliminating the performance milestones, the conversion rate of the Series B Convertible Preferred Stock will be the greater of: (i) 333 shares of common stock for each one share of Series B Convertible Preferred Stock; or (ii) that number of shares of common stock equal to $1,000 divided by 75% of the average market price of our common stock for the five trading days immediately prior to the conversion date.

In the event of any liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the Series B Convertible Preferred Stock ranks senior to our outstanding common stock and on parity with our outstanding Series C Convertible Preferred Stock, and holders of the Series B Convertible Preferred Stock are entitled to receive a preferential liquidation amount equal to $1,000 per share.

Series C Convertible Preferred Stock

We are currently authorized to issue 8,000 shares of Series C Convertible Preferred Stock.  The holders of Series C Convertible Preferred Stock are not entitled to receive any dividends.  Except as required by Delaware law, the Series C Preferred Stock does not have any voting rights.

Each share of Series C Convertible Preferred Stock is convertible at any time while it is outstanding into 266 shares of our common stock.  In the event we issue any shares of common stock during the 730 calendar days following the issuance date at a price less than $3.75 per share, the conversion rate will be adjusted to that number of shares of common stock equal to $1,000 divided by the price per share at which we issued the common stock.

In the event we fail to meet certain performance milestones, as defined in the Management Stock Pool Agreement dated May 28, 2004 with certain of our directors, officers and employees, or in the event that the terms of the Management Stock Pool Agreement are amended with the effect of reducing or eliminating the performance milestones, the conversion rate of the Series C Convertible Preferred Stock will be the greater of: (i) 266 shares of common stock for each one share of Series C Convertible Preferred Stock; or (ii) that number of shares of common stock equal to $1,000 divided by 75% of the average market price of our common stock for the five trading days immediately prior to the conversion date.

In the event of any liquidation, dissolution or winding up of our business, whether voluntary or involuntary, the Series C Convertible Preferred Stock ranks senior to our outstanding common stock and on parity with our outstanding Series B Convertible Preferred Stock, and holders of the Series C Convertible Preferred Stock are entitled to receive a preferential liquidation amount equal to $1,000 per share.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Under the Delaware General Corporation Law, a Delaware corporation may indemnify officers, directors and other corporate agents under certain circumstances and subject to certain limitations.  Article Thirteen of our Certificate of Incorporation authorizes us to indemnify any officer or director to the fullest extent provided by Delaware law.  Article Nine of our Bylaws provides that we are obligated to indemnify our past and present directors and officers, or any person who may have served at our request as a director or officer of another corporation, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which the director or officer is made a party by reason of having been our director or officer, or director or officer of another corporation at our request, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to us.

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation and Bylaws contain such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon for Cano Petroleum, Inc. by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

The consolidated balance sheet of Cano Petroleum, Inc. and subsidiaries as of June 30, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended June 30, 2005 appearing in this prospectus and registration statement have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

References in this prospectus to Forrest A. Garb & Associates, Inc. and its analysis relating to our oil and gas reserves are made in reliance on Forrest A. Garb & Associates’ authority as an expert in engineering consulting.

CHANGES IN ACCOUNTANTS

In connection with our acquisition of the Davenport Field Unit, Inc., we dismissed Russell Bedford Stefanou Mirchandani LLP as our certifying accounts and replaced them with Hein & Associates LLP.  Both the dismissal of Russell Bedford Stefanou Mirchandani LLP and the selection of Hein & Associates LLP were authorized and approved by our Board of Directors, and were effective on July 13, 2004.

During the two fiscal years ended June 30, 2003 and 2002 and through July 13, 2004: (i) we did not receive an adverse opinion or disclaimer of opinion from Russell Bedford Stefanou Mirchandani LLP, but the audit reports for the years ended June 30, 2003 and 2002 contained an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern; (ii) their opinions were not qualified or modified as to uncertainty, audit scope or accounting principles, and (iii) there have been no disagreements with Russell Bedford Stefanou Mirchandani LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Russell Bedford Stefanou Mirchandani LLP, would have caused them to make reference to the subject matter of the disagreement in their report.  In particular, there were no “reportable events,” as such term is defined in Item 304(a)(1)(iv) of Regulation S-B, during the two fiscal years ended June 30, 2003 and 2002 and through July 13, 2004.

Hein & Associates LLP was engaged on or about May 24, 2004, to audit Davenport Field Unit, Inc. in connection with the acquisition of that entity.  Hein & Associates LLP was also engaged by us on or about May 19, 2004, to audit the Ladder Companies in connection with our acquisition of the stock of the Ladder Companies.  During the two fiscal years ended June 30, 2003 and 2002 and through May 19, 2004, Hein & Associates LLP did not consult with us on any of the matters referenced in Item 304(a)(2)(i) or (ii) of Regulation S-B.

ADDITIONAL INFORMATION

Cano Petroleum, Inc. is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission’s web site is http://www.sec.gov.

Cano Petroleum, Inc. has filed with the Commission a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Cano Petroleum, Inc. and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission’s web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

CANO PETROLEUM, INC.

CONSOLIDATED FINANCIAL STATEMENTS

TABLE OF CONTENTS

Cano Petroleum - Three Months Ended September 30, 2005 and 2004 (Unaudited)

Consolidated Balance Sheet
Consolidated Statements of Operations
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

Cano Petroleum - Fiscal Years Ended June 30, 2005 and 2004

Reports of Independent Registered Public Accounting Firm
Consolidated Balance Sheet
Consolidated Statements of Operations
Consolidated Statements of Stockholders’ Equity
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

CANO PETROLEUM, INC.

CONSOLIDATED BALANCE SHEET

(Unaudited)

September 30, 2005
ASSETS
Current assets
Cash and cash equivalents	$17,360,349
Accounts receivable	726,643
Other current assets	217,652
Total current assets	18,304,644

Oil and gas properties, successful efforts method	17,046,208
Less accumulated depletion and depreciation	(586,556)
Net oil and gas properties	16,459,652

Fixed assets and other, net	753,139
Goodwill	101,166
TOTAL ASSETS	$35,618,601

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$911,557
Oil and gas sales payable	66,979
Current portion of asset retirement obligations	18,729
Total current liabilities	997,265
Long-term liabilities
Asset retirement obligations	1,051,208
Total liabilities	2,048,473
Commitments and contingencies (Note 8)
Stockholders’ equity
Common stock, par value $.0001 per share;
50,000,000 authorized; 25,056,621 issued and 25,040,838 outstanding; including 2,659,975 shares held in escrow	2,506
Additional paid-in capital	44,430,570
Accumulated deficit	(10,463,952)
Treasury stock, at cost; 15,783 shares held in escrow	(7,102)
Deferred compensation	(391,894)
Total stockholders’ equity	33,570,128
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$35,618,601

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,
	2005	2004
Operating Revenues:
Crude oil and natural gas sales	$1,945,959	$843,160

Operating Expenses:
Lease operating expenses	750,173	394,123
Production taxes	109,672	58,921
General and administrative	1,227,291	661,566
Deferred compensation expense	149,625	290,532
Accretion of asset retirement obligations	20,594	5,050
Depletion and depreciation	146,789	103,454
Total operating expenses	2,404,144	1,513,646

Loss from operations	(458,185)	(670,486)

Interest income and deductions, net	228	4,813

Net loss	(457,957)	(665,673)

Preferred stock discount	—	336,534

Loss applicable to common stock	$(457,957)	$(1,002,207)

Net loss per share - basic and diluted	$(0.03)	$(0.10)

Weighted average common shares outstanding - basic and diluted	18,014,597	10,482,204

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended September 30,
	2005	2004
Cash flow from operating activities:
Net loss	$(457,957)	$(665,673)
Adjustments needed to reconcile to net cash flow used in operations:
Accretion of asset retirement obligations	20,594	5,050
Depletion and depreciation	146,789	103,454
Deferred compensation expense	149,625	290,532
Stock based compensation	26,058	—

Changes in assets and liabilities relating to operations:
Accounts receivable	(150,877)	(710,983)
Inventory	(143,412)	—
Accounts payable	(134,602)	595,818
Accrued liabilities	126,226	(12,567)
Oil and gas sales payable	(72,619)	125,269
Other current assets	(39,701)	(84,012)

Net cash used in operations	(529,876)	(353,112)

Cash flow from investing activities:
Additions to oil and gas properties	(454,943)	(373,082)
Additions to other fixed assets	(261,774)	(144,251)
Cash restricted for development activities	—	194,000
Acquisition of additional Davenport revenue interest	—	(525,000)
Acquisition of Nowata	—	(2,512,610)
Acquisition of Ladder	—	(2,111,517)
Net cash used in investing activities	(716,717)	(5,472,460)

Cash flow from financing activities:
Proceeds from issuance of preferred stock, net	—	4,385,841
Proceeds from issuance of common stock, net	18,461,453	—
Net cash from financing activities	18,461,453	4,385,841

Net decrease in cash and cash equivalents	17,214,860	(1,439,731)

Cash and cash equivalents at beginning of period	145,489	1,575,279

Cash and cash equivalents at end of period	$17,360,349	$135,548

Supplemental disclosure of noncash transactions:
Amortization of preferred stock discount	$—	$336,534

See accompanying notes to these unaudited financial statements.

CANO PETROLEUM, INC.

NOTES TO FINANCIAL STATEMENTS

1.                BASIS OF PRESENTATION AND USE OF ESTIMATES

The interim consolidated financial statements of Cano Petroleum, Inc. are unaudited and contain all adjustments (consisting primarily of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented.  Results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported periods due in part to the volatility in prices for crude oil and natural gas, the timing of acquisitions, product demand, market competition, interruption in production, and the success of waterflooding and enhanced oil recovery techniques. You should read these consolidated interim financial statements in conjunction with the audited consolidated financial statements and notes thereto included in Cano’s Form 10-KSB dated June 30, 2005.

In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies. Actual results may differ from those estimates.  Significant assumptions are required in the valuation of proved oil and gas reserves, which may affect the amount at which oil and gas properties are recorded.  It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

2.                COMMON STOCK FINANCINGS

On September 14, 2005 and September 16, 2005, we received written commitments for two private placement sales of 2,603,864 shares and 2,100,000 shares, respectively, of our common stock at a per share price equal to $4.14, which was the closing price on September 13, 2005 on the American Stock Exchange.  The gross and net proceeds totaled approximately $19.5 million and $18.5 million, respectively.  The transactions closed on or before September 30, 2005.

The amount of common shares issued and outstanding is summarized as follows:

Issued shares as of June 30, 2005	20,352,757
Shares issued in private placement (above)	4,703,864
Issued shares as of September 30, 2005	25,056,621
Management shares returned to Treasury Stock (Note 4)	(15,783)
Outstanding shares as of September 30, 2005	25,040,838

3.                ASSET RETIREMENT OBLIGATION

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.  Our asset retirement obligation (“ARO”) primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable state laws.  We determine our ARO by calculating the present value of expected cash flows related to the liability.  At September 30, 2005, our liability for ARO was $1,069,937, of which $1,051,208 is considered long-term.  Our asset retirement obligations are recorded as current or non-current liabilities based on the estimated timing of the anticipated cash flows.

The following table describes the changes in our asset retirement obligations for the three months ended September 30, 2005:

Asset retirement obligation at July 1, 2005	$1,051,453
Accretion expense	20,594
Plugging costs	(2,110)
Asset retirement obligation at September 30, 2005	$1,069,937

4.                DEFERRED COMPENSATION

As discussed in our Form 10-KSB dated June 30, 2005, pursuant to the terms of the Merger Agreement dated May 28, 2004, eight individuals (six current employees, one former employee and one director) were issued 5,165,000 shares of common stock.  These shares were placed in escrow and will vest to the individuals based on a combination of continued employment (“compensation shares”) and achieving certain performance goals during the two years following the merger (“performance shares”).  The compensation shares amounted to 2,659,975 shares and the performance shares amounted to 2,505,025 shares.  Any shares that are not released from escrow will be returned to Treasury Stock.

We accounted for these shares in accordance with the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure.  At the merger date, we recognized $2,324,250 of “Deferred Compensation” and “Additional Paid-in Capital” in the Consolidated Balance Sheet.  The shares were recorded based on the quoted market price at the time of the transaction and are being amortized to expense over the periods earned.  At September 30, 2005, the balance of Deferred Compensation was $391,894, net of amortization expense.

As of September 30, 2005, shares returned to treasury totaled 15,783 shares and are recorded as Treasury Stock, at cost.  On July 1, 2005, the compensation shares totaling 2,505,025 shares were released from escrow to three executive officers.  At September 30, 2005, the total escrowed shares were 2,659,975, of which the outstanding common shares totaled 2,644,192 and treasury shares totaled 15,783.

5.                STOCK OPTIONS

As discussed in our Form 10-KSB dated June 30, 2005, the 2005 Directors’ Stock Option Plan (“Plan”) became effective on April 1, 2005.  On April 1, 2005, pursuant to the Plan, we granted stock options to our five non-employee directors to each purchase 25,000 shares of common stock.  The options granted under the Plan totaled 125,000 shares.  These options have an exercise price of $4.13 per share.  The options vest on April 1, 2006, and expire on April 1, 2015.

On September 16, 2005, we granted stock options to James K. Teringo, Jr., our Vice President, General Counsel and Corporate Secretary to purchase 50,000 shares of common stock.  These options have an exercise price of $3.98 per share.  The options vest on July 11, 2006, and expire on September 16, 2015.

Pursuant to SFAS No. 123 and SFAS No. 148, we have recorded a charge to general and administrative expenses of $26,058 for the estimated fair value of the options.

6.                NET LOSS PER COMMON SHARE

Basic net income (loss) per common share is computed by dividing the net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period.  Diluted net income (loss) per common share is computed in the same manner, but also considers the effect of the stock options.  The stock options are not considered for the three months ended September 30, 2005 as their effects would be anti-dilutive.

The weighted average shares used in the basic loss per common share computations for the three months ended September 30, 2005 and 2004 were 18,014,597 shares and 10,482,204 shares, respectively.  The shares at September 30, 2005 and 2004 excluded contingently issuable shares of 2,659,975 and 5,165,000, respectively, as discussed in Note 4.

7.                RELATED PARTY TRANSACTIONS

As discussed in our Form 10-KSB dated June 30, 2005, on March 29,2005, we entered into an agreement with Haddock Enterprises, LLC and Kenneth Q. Carlile (predecessor to Carlile Management, LLC) to explore the possibility of converting the Sabine Royalty Trust from a liquidating asset into a vehicle to acquire low risk assets.  Each of the three parties owns a one-third interest in the Sabine Production Operating, LLC.  Gerald W. Haddock is President of Haddock Enterprises, LLC and is a member of our Board of Directors.  As of September 30, 2005, Cano had incurred approximately $260,000 pertaining to the joint venture, of which $220,000 occurred during the three months ended September 30, 2005.  We use the equity method of accounting for our investment in the joint venture.  The losses through September 30, 2005 have been insignificant.

8.                COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, we are involved in various lawsuits and certain governmental proceedings arising in the ordinary course of business.  Our management and legal counsel do not believe that the ultimate resolution of such matters, will have a material effect on our financial position or results of operations.

Other

To date, our expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

9.                SUBSEQUENT EVENTS

Acquisition of W.O. Energy of Nevada, Inc.

On November 29, 2005, we acquired all of the outstanding common stock of W.O. Energy of Nevada, Inc. from Miles O’Loughlin and Scott White.  The purchase price was $47 million in cash, as adjusted, and approximately $8.24 million in restricted shares of our common stock.   $2 million of the cash portion of the purchase price was paid into an escrow account for a minimum of two years to cover potential indemnification payments by the sellers.  The approximate $8.24 million of common stock resulted in the issuance of 1,791,320 shares to the sellers based on the average of the closing price of the common stock on AMEX for the three trading days immediately prior to November 29, 2005.  We entered into a registration rights agreement with the sellers pursuant to which we agreed to use commercially reasonable efforts to register the resale of the 1,791,320 shares with the Securities and Exchange Commission by November 29, 2006.  The sellers are prohibited from selling their shares until November 29, 2006 and after such date are limited to selling up to 15% of the shares received in any 90 day period.  The acquisition of WO Energy was funded, in part, by debt financing, as discussed below.

Credit Agreement

On November 29, 2005, we entered into a $100 million senior credit agreement with the lenders thereto from time to time and Union Bank of California, N.A., as administrative agent and as issuing lender, due on or before November 29, 2009.  The initial borrowing base is $30 million based on our proved reserves.  The $30 million was used to finance the acquisition of WO Energy.  Pursuant to the terms of the senior credit agreement, the borrowing base is based on our proved reserves and is redetermined every six months with one additional redetermination possible during the six month periods between scheduled redeterminations.

At our option, interest is based either (i) on the prime rate plus the applicable margin ranging up to 0.75%

based on the utilization level or (ii) on the LIBOR rate applicable to the interest period plus the applicable margin ranging from 1.5% to 2.25% based on the utilization level.  The initial interest rate was 6.54%.  For loans that are three months or less in maturity, interest is due on the maturity date of such loan.  For loans that are in excess of three months, interest is due every three months.

$29.75 million is presently outstanding under the senior credit agreement.  The outstanding principal is due on or before November 29, 2009 unless pursuant to the terms of the credit agreement specific events of default occur as a result of which all outstanding principal and all accrued interest may be accelerated.  Such specific events of default, include, but are not limited to: payment defaults by us, breaches of representations and warranties and covenants by us, our insolvency, a “change of control” of our business as described in the credit agreement and a “material adverse change” as described in the credit agreement.

The credit agreement imposes certain restrictions on us and our subsidiaries including, but not limited to, the following: (i) subject to specific exceptions, incurring additional liens; (ii) subject to specific exceptions, incurring additional debt; (iii) subject to specific exceptions, merging or consolidating or selling, transferring, assigning, farming-out, conveying or otherwise disposing of any property; (iv) subject to specific exceptions, making certain payments, including cash dividends to our stockholders; (v) subject to specific exceptions, making any loans, advances or capital contributions to, or making any investment in, or purchasing or committing to purchase any stock or other securities or evidences of indebtedness or interests in any person or any oil and gas properties or activities related to oil and gas properties unless with regard to new oil and gas properties, such properties are mortgaged to Union Bank of California, N.A., as administrative agent, or with regard to new subsidiaries, such subsidiaries execute a guaranty, pledge agreement, security agreement and mortgage in favor of Union Bank of California, N.A., as administrative agent; and (vi) subject to specific exceptions, entering into affiliate transactions on terms that are not at least as favorable to us as comparable arm’s length transactions.

We must also meet certain financial requirements based on specified debt coverage ratios, interest coverage ratios and current assets to current liabilities ratios.

In addition, we are required to hedge: 832 barrels of oil equivalent per day with a “floor” of $60 per barrel of oil equivalent in 2006, and $55 per barrel for 781and 735 barrels of oil equivalent per day in 2007 and 2008, respectively.  There is no “ceiling” hedge required or in place.

As security for our obligations under the senior credit agreement: (i) each of our subsidiaries guaranteed all of our obligations; (ii) we, together with each of our subsidiaries, executed mortgages in favor of Union Bank of California, N.A., as collateral trustee, covering oil and gas properties located in Texas and Oklahoma; (iii) we, together with each of our subsidiaries, granted a security interest in favor of Union Bank of California, N.A., as collateral trustee, in substantially all of our assets; and (iv) we pledged our ownership interests in all of our subsidiaries to Union Bank of California, N.A., as collateral trustee.

Subordinated Credit Agreement

On November 29, 2005, we entered into a $15 million subordinated credit agreement with the lenders thereto from time to time and Energy Components SPC EEP Energy Exploration and Production Segregated Portfolio (“EEP”), as administrative agent, due on or before November 29, 2010.  The $15 million was used to finance the acquisition of WO Energy

Interest pursuant to the subordinated credit agreement is equal to the LIBOR rate plus 6.5%.  The current interest rate is 11.24%.  For loans that are three months or less in maturity, interest is due on the maturity date of such loan.  For loans that are in excess of three months, interest is due every three months.

$15 million is outstanding under the subordinated credit agreement as of January 27, 2006.  The outstanding principal is due on November 29, 2010 unless specified events of default occur as a result of which all outstanding principal and all accrued interest may be accelerated.  Such specific events of default, include, but are not limited to: payment defaults by us, breaches of representations and warranties and covenants by us, our insolvency, a “change of control” of our business as described in the subordinated credit agreement and a “material adverse change” as described in the subordinated credit agreement.

The subordinated credit agreement imposes certain restrictions on us and our subsidiaries including, but not limited to, the following: (i) subject to specific exceptions, incurring additional liens; (ii) subject to specific exceptions, incurring additional debt; (iii) subject to specific exceptions, merging or consolidating or selling, transferring, assigning, farming-out, conveying or otherwise disposing of any property; (iv) subject to specific exceptions, making certain payments, including cash dividends to our stockholders; (v) subject to specific exceptions, making any loans, advances or capital contributions to, or making any investment in, or purchasing or committing to purchase any stock or other securities or evidences of indebtedness or interests in any person or any oil and gas properties or activities related to oil and gas properties unless with regard to new oil and gas properties, such properties are mortgaged to EEP, as administrative agent, or with regard to new subsidiaries, such subsidiaries execute a guaranty, pledge agreement, security agreement and mortgage in favor of EEP, as administrative agent; and (vi) subject to specific exceptions, entering into affiliate transactions on terms that are not at least as favorable to us as comparable arm’s length transactions.

We must also meet certain financial requirements based on specified debt coverage ratios, interest coverage ratios and current assets to current liabilities ratios.  In addition, we are required to hedge in accordance with the senior credit agreement discussed above.

As security for our obligations under the credit agreement: (i) each of our subsidiaries guaranteed all of our obligations; (ii) we, together with each of our subsidiaries, executed mortgages in favor of Union Bank of California, N.A., as collateral trustee, covering oil and gas properties located in Texas and Oklahoma; (iii) we, together with each of our subsidiaries, granted a security interest in favor of Union Bank of California, N.A., as collateral trustee, in substantially all of our assets; and (iv) we pledged our ownership interests in all of our subsidiaries to Union Bank of California, N.A., as collateral trustee.

THEprivate Energy Company, Inc.

Effective December 1, 2005, we acquired all overriding royalty interests held by THEprivate Energy Company, Inc. (formerly Cano Energy Corporation) on December 27, 2005 and we are to acquire all overriding royalty interests acquired in the future by THEprivate Energy Company, Inc. in and to the oil gas and mineral leaseholder estates and personal property related to leasehold estates located on the same property on which the Davenport Field Unit’s properties are located.  We paid $66,700 per percentage of net revenue attributable to the interests held by THEprivate Energy Company, Inc. on December 27, 2005 for an aggregate of $500,250 based on the acquisition of a 7.5% overriding royalty interest.  We will pay $66,700 per percentage of net revenue attributable to future acquisitions of overriding royalty interests from THEprivate Energy Company, Inc.

S. Jeffrey Johnson, our Chairman of the Board and Chief Executive Officer, is a 30% shareholder in THEprivate Energy Company, Inc.  The terms of the purchase were agreed to based on arms-length negotiations, supported by a valuation established by our independent engineer, and are substantially the same as previously paid by us to THEprivate Energy Company, Inc. for a portion of its interest in September and October of 2004.

Compensation of Directors

On January 6, 2006, our Board of Directors approved the following non-executive director compensation schedule. Each director shall receive an annual cash retainer of $25,000.  Each director shall be paid $1,000 cash for each Board meeting and Board committee meeting attended.  The Audit Committee Chairman shall receive an additional annual cash retainer of $5,000.  The Compensation Committee Chairman, the Corporate Governance Committee Chairman, the Nominating Committee Chairman and the chairman of any other committee or special committee established by the Board shall be paid an additional annual cash retainer of $3,000.

2005 Long-Term Incentive Plan

On December 7, 2005, our shareholders approved our 2005 Long-Term Incentive Plan.  The 2005 Long-

Term Incentive Plan authorizes the issuance of up to 1,000,000 shares of our common stock to key employees, key consultants and outside directors of our company and subsidiaries.  The 2005 Long-Term Incentive Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, dividend equivalent rights and other awards, whether granted singly, or in combination or in tandem.  No executive officer (as defined in the 2005 Long-Term Incentive Plan) may receive in any calendar year (i) stock options or stock appreciation rights relating to more than 100,000 shares of common stock or (ii) restricted stock, restricted stock units, performance awards or other awards that are subject to the attainment of performance goals relating to more than 100,000 shares of common stock; provided, however, that all such awards of any executive officer during any calendar year may not exceed an aggregate of more than 100,000 shares of common stock.  The 2005 Long-Term Incentive Plan terminates on December 7, 2015; however, awards granted before that date will continue to be effective in accordance with their terms and conditions.

On December 13, 2005, under this Plan, 25,000 options were granted to each of our non-employee Directors: Donnie D. Dent, Gerald W. Haddock, Randall Boyd, Dr. Jim Underwood and Morris B. “Sam” Smith. Each of these options has an exercise price of $6.30 per share.  The presently granted options vest on December 13, 2006 if such persons are still directors on December 13, 2006.

Employment Agreements

S. Jeffrey Johnson. Pursuant to the terms of an Employment Agreement dated May 28, 2004, we appointed Mr. Johnson as our Chief Executive Officer and President for a term of two years ending June 30, 2006. On January 12, 2006, we entered into a new employment agreement with Mr. Johnson.  The new employment agreement is effective as of January 1, 2006, has a five-year term and provides for an annual salary of $445,000 and a bonus to be determined at the discretion of the Board of directors of up to Mr. Johnson’s entire annual base salary.  Mr. Johnson will receive raises of at least 7% per year. If we (i) terminate Mr. Johnson’s employment other than due to Mr. Johnson’s physical or mental illness as set forth in the employment agreement or other than for “cause” as defined in the employment agreement; (ii) assign Mr. Johnson any duties materially inconsistent with his position as Chairman of the Board and Chief Executive Officer; or (iii) assign Mr. Johnson a title, office or status which is inconsistent with his present title, office or status, other than a promotion; we must pay Mr. Johnson the greater of (a) his annual base salary for the remainder of the term of the employment agreement; or (b) six months of his annual base salary.  If within twelve months after a change in control, as defined in the employment agreement, we terminate Mr. Johnson’s employment for any reason or Mr. Johnson resigns at any time after any diminution of his job title, duties or compensation or the relocation of Mr. Johnson to an office in a county that does not abut Tarrant County, Texas, we must pay Mr. Johnson three times his annual salary and three times his prior year’s bonuses and must provide for three years to him, his spouse and dependents the right to participate in any health and dental plans that we maintains for our employees.

Michael J. Ricketts. Pursuant to the terms of an Employment Agreement dated May 28, 2004, we appointed Mr. Ricketts as our Chief Financial Officer and Secretary for a term of two years ending June 30, 2006. We also agreed to appoint Mr. Ricketts to our board of directors, subject to compliance with applicable law. We agreed to pay Mr. Ricketts a salary of $115,000 during the first year of his agreement and $123,050 in the second year.  In addition, we agreed to consider Mr. Ricketts for an annual bonus (to be determined by our board of directors) of up to an additional 20% of his annual salary.  On January 12, 2006, we entered into an amendment Mr. Ricketts’ employment agreement, pursuant to which effective January 1, 2006, his annual base salary was increased from $123,050 to $150,000 and he is eligible for an annual bonus of up to 100% of his annual base salary as determined at the sole discretion of our Board of Directors.

Thomas D. Cochrane. Pursuant to the terms of an Employment Agreement dated May 28, 2004, we appointed Mr. Cochrane as our Executive Vice-President of Engineering for a term of two years ending June 30, 2006. We agreed to pay Mr. Cochrane a salary of $125,000 during the first year of his agreement and $133,750 in the second year as well as a $35,000 signing bonus.  In addition, we agreed to consider Mr. Cochrane for an annual bonus (to be determined by our board of directors) of up to an additional 20% of his annual salary. On January 12, 2006, we entered into an amendment to Mr. Cochrane’s employment agreement, pursuant to which effective January 1, 2006, his annual base salary was increased from $133,750 to $225,000 and he is eligible for an annual bonus of up to 100% of his annual base salary as determined at the sole discretion of our Board of Directors.

James K. Teringo, Jr.  On September 16, 2005, pursuant to recommendation by our Compensation Committee and approval by our Board of Directors, we entered into an employment agreement with James K. Teringo, Jr., our Vice President, General Counsel and Secretary effective as of July 11, 2005.  Unless earlier terminated pursuant to the terms of the employment agreement, the employment agreement expires on July 11, 2007.  Pursuant to the employment agreement, Mr. Teringo receives a base annual salary of $120,000 and stock options exercisable into 50,000 shares of common stock at an exercise price of $3.98 per share and is eligible for periodic cash or stock bonuses and raises in base salary at the sole discretion of the board of directors. Provided Mr. Teringo is still employed on July 11, 2006, all of the stock options will vest on such date.  Unless earlier terminated pursuant to the terms of the stock option agreement, the stock option agreement terminates on September 16, 2015.  On January 12, 2006, we entered into an amendment to Mr. Teringo’s employment agreement, pursuant to which effective January 1, 2006, his annual base salary was increased from $120,000 to $200,000 and he is eligible for an annual bonus of up to 100% of his annual base salary as determined at the sole discretion of our Board of Directors.  In addition, the amendment provides additional benefits to Mr. Teringo upon certain events that occur within twelve months of a “change in control,” as defined in the employment agreement.  If within twelve months after a change in control, we terminate Mr. Teringo’s employment for any reason or Mr. Teringo resigns at any time after any diminution of his job title, duties or compensation or the relocation of Mr. Teringo to an office in a county that does not abut Tarrant County, Texas, we must pay Mr. Teringo three times his annual salary and three times his prior year’s bonuses and must provide for three years to him, his spouse and dependents the right to participate in any health and dental plans that we maintain for our employees.

In a press release dated January 31, 2006, Sabine Production Partners, LP (whose general partner, Sabine Production Operating, LLC is owned by Haddock Enterprises, LLC, Carlile Management, LLC and Cano Petroleum, Inc.), announced that it was suspending indefinitely its previously announced solicitation of proxies from unit holders of Sabine Royalty Trust.  While Sabine Production Partners, LP has not indicated its withdrawal or abandonment of its Registration Statement or Proxy Statement/Prospectus, it indicated that due to current conditions, it would further evaluate market conditions and the optimum investment structure of its current proposal prior to recommencing the solicitation.  As of September 30, 2005, Cano had incurred approximately $260,000 pertaining to the joint venture, of which $220,000 occurred during the three months ended September 30, 2005.  Cano had used the equity method of accounting for our investment in the joint venture as of September 30, 2005.  Subsequent to September 30, 2005, Cano incurred an additional $102,000 pertaining to the joint venture.  During December 2005, we expensed the $362,000 to general & administrative expense because of the election of Sabine Production Operating LLC to indefinitely suspend the proxy solicitation from the unit holders of the Sabine Royalty Trust.

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Cano Petroleum, Inc.

Fort Worth, Texas

We have audited the consolidated balance sheet of Cano Petroleum, Inc. and subsidiaries as of June 30, 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the two years ended June 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cano Petroleum, Inc. and subsidiaries as of June 30, 2005, and the results of their operations and their cash flows for the two years ended June 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Hein & Associates LLP
Hein & Associates LLP
Dallas, Texas
August 25, 2005, except for Note 11, as to which the date is September 19, 2005

CANO PETROLEUM, INC.

CONSOLIDATED BALANCE SHEET

JUNE 30, 2005

ASSETS
Current assets
Cash and cash equivalents	$145,489
Accounts receivable	575,766
Other current assets	34,539
Total current assets	755,794

Oil and gas properties, successful efforts method	16,669,862
Less accumulated depletion and depreciation	(454,741)
Net oil and gas properties	16,215,121

Fixed assets and other, net	506,339
Goodwill	101,166
TOTAL ASSETS	$17,578,420

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$996,420
Oil and gas sales payable	139,598
Current portion of asset retirement obligations	18,378
Total current liabilities	1,154,396
Long-term liabilities
Asset retirement obligations	1,033,075
Total liabilities	2,187,471
Commitments and contingencies (Note 10)
Stockholders’ equity
Preferred stock, 16,600 shares authorized, none outstanding	—
Common stock, par value $.0001 per share; 50,000,000 authorized; 20,352,757 issued and 20,336,974 outstanding; including 5,149,217 shares held in escrow	2,036
Additional paid-in capital	25,943,529
Accumulated deficit	(10,005,995)
Treasury stock, at cost; 15,783 shares	(7,102)
Deferred compensation	(541,519)
Total stockholders’ equity	15,390,949
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$17,578,420

See accompanying notes to these consolidated financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended June 30,
	2005	2004
Operating Revenues:
Crude oil and natural gas sales	$5,481,640	$7,958

Operating Expenses:
Lease operating expenses	2,730,079	44,921
Production taxes	342,796	—
General and adminstrative	3,150,301	244,176
Deferred compensation expense	1,678,785	96,844
Accretion of asset retirement obligations	69,814	690
Depletion and depreciation	494,668	4,533
Total operating expenses	8,466,443	391,164

Loss from operations	(2,984,803)	(383,206)

Interest income and deductions, net	11,661	—

Net loss	(2,973,142)	(383,206)

Preferred stock discount	416,534	—

Loss applicable to common stock	$(3,389,676)	$(383,206)

Net loss per share - basic and diluted	$(0.29)	$(0.05)

Weighted average common shares outstanding - basic and diluted	11,839,080	7,311,505

See accompanying notes to these consolidated financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

INCEPTION THROUGH JUNE 30, 2005

	Preferred Stock								Additional
	Series A		Series B		Series C		Common Stock		Paid-in	Accumulated	Deferred	Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Compensation	Shares	Amount	Total

Balance at June 30, 2003	600	$—	—	$—	—	$—	6,982,204	$698	$6,249,754	$(6,233,113)	$—	—	$—	$17,339

To recognize forgiveness of debt by principal shareholder in May 2004	—	—	—	—	—	—	—	—	70,000	—	—		—	70,000

To record retired common shares returned by principal stockholder in May 2004 at cost	—	—	—	—	—	—	(6,500,000)	(650)	650	—	—		—	—

Preferred Series A shares converted to common shares during May 2004	(600)	—	—	—	—	—	10,000,000	1,000	(1,000)	—	—		—	—

Common shares issued to Management, at par value, during May 2004	—	—	—	—	—	—	5,165,000	517	2,323,733	—	(2,324,250)		—	—

Net proceeds from issuance of Series B Preferred Stock during May 2004	—	—	2,000	1,865,894	—	—	—	—	—	—	—		—	1,865,894

Net proceeds from issuance of Series C Preferred Stock during June 2004	—	—	—	—	1,400	1,265,894	—	—	—	—	—		—	1,265,894

Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	96,844	—	—	96,844

Net loss	—	—	—	—	—	—	—	—	—	(383,206)	—	—	—	(383,206)

Balance at June 30, 2004	—	$—	2,000	$1,865,894	1,400	$1,265,894	15,647,204	$1,565	$8,643,137	$(6,616,319)	$(2,227,406)	—	$—	$2,932,765

Net proceeds from issuance of Series C Preferred Stock	—	—	—	(5,044)	5,350	5,344,916	—	—	(2,365)	—	—		—	5,337,507

Preferred Series B & C shares converted to common shares during March 2005	—	—	(2,000)	(1,860,850)	(6,750)	(6,610,810)	2,466,665	247	8,471,413	—	—		—	—

Preferred stock dividend from beneficial conversion feature	—	—	—	—	—	—	—	—	416,534	(416,534)	—		—	—

Net proceeds from issuance of common shares	—	—	—	—	—	—	1,350,000	135	4,750,648	—	—		—	4,750,783

Issuance of common shares for Square One Energy acquisition	—	—	—	—	—	—	888,888	89	3,519,907	—	—		—	3,519,996

Stock based compensation	—	—	—	—	—	—	—	—	144,255	—	—		—	144,255

Management shares returned to treasury stock	—	—	—	—	—	—	(15,783)	—	—	—	7,102	15,783	(7,102)	—

Amortization of deferred compensation	—	—	—	—	—	—	—	—	—	—	1,678,785	—	—	1,678,785

Net loss	—	—	—	—	—	—	—	—	—	(2,973,142)	—	—	—	(2,973,142)

Balance at June 30, 2005	—	$—	—	$—	—	$—	20,336,974	$2,036	$25,943,529	$(10,005,995)	$(541,519)	15,783	$(7,102)	$15,390,949

See accompanying notes to these consolidated financial statements.

CANO PETROLEUM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended June 30,
	2005	2004
Cash flow from operating activities:
Net loss	$(2,973,142)	$(383,206)
Adjustments needed to reconcile to net cash flow used in operations:
Accretion of asset retirement obligations	69,814	690
Depletion and depreciation	494,668	4,533
Deferred compensation expense	1,678,785	96,844
Stock-based compensation expense	144,255	—

Changes in assets and liabilities relating to operations:
Accounts receivable	(489,893)	(9,363)
Accounts payable	570,733	(429,392)
Accrued liabilities	(74,569)	85,967
Oil and gas sales payable	99,383	—
Other current assets	(21,069)	—

Net cash used in operations	(501,035)	(633,927)

Cash flow from investing activities:
Additions to oil and gas properties	(1,646,160)	—
Additions to other fixed assets	(464,477)	—
Cash restricted for development activities	866,339	(866,339)
Merger with Davenport, net of cash acquired	—	(355,569)
Acquisition of additional Davenport revenue interest	(667,000)	—
Acquisition of Nowata	(2,561,880)	—
Acquisition of Square One Energy, Inc.	(4,037,535)	—
Acquisition of Ladder	(2,215,467)	(26,950)
Net cash used in investing activities	(10,726,180)	(1,248,858)

Cash flow from financing activities:
Proceeds from issuance of preferred stock, net	5,101,231	3,368,064
Proceeds from issuance of common stock, net	4,750,783	—
Payment of debt issuance costs	(54,589)	—
Loan by principal stockholder	—	70,000
Net cash from financing activities	9,797,425	3,438,064

Net decrease in cash and cash equivalents	(1,429,790)	1,555,279

Cash and cash equivalents at beginning of year	1,575,279	20,000

Cash and cash equivalents at end of year	$145,489	$1,575,279

Supplemental disclosure of noncash transactions:
Common stock issued for acquisition of Square One Energy, Inc.	$3,519,996	$—
Amortization of preferred stock discount	$416,534	$—
Issue common stock for deferred compensation	$—	$2,324,250
Foregiveness of loan payable by principal stockholder	$—	$70,000

See accompanying notes to these consolidated financial statements.

CANO PETROLEUM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.             ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cano Petroleum, Inc. (“Cano”) is an independent oil and gas company based in Fort Worth, Texas.  We are engaged in the acquisition, development, and operation of oil and gas properties.  Specifically, we are focused on secondary waterflood and enhanced oil recovery methods to produce more oil from existing U.S. fields.

We were originally organized under the laws of the State of Delaware on May 29, 2003 as Huron Ventures, Inc.  Cano was involved in the merger of Huron Ventures, Inc. (“Huron”) and several entities, including the Davenport Field Unit (“Davenport”), on May 28, 2004. Effective with the merger, Huron changed its name to Cano Petroleum, Inc.  The merger is discussed in greater detail in Note 2.

The consolidated financial statements include the historical operations of Huron from its inception, and the results of Cano’s operations after the date of the merger.  Prior to the merger, Huron was inactive with no significant operations.

Consolidation and Use of Estimates

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of Cano and its wholly-owned subsidiaries.  Intercompany accounts and transactions are eliminated.  In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosures of contingencies. Actual results may differ from those estimates.  Significant assumptions are required in the valuation of proved oil and gas reserves, which may affect the amount at which oil and gas properties are recorded.  It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Oil and Gas Properties and Equipment

We follow the successful efforts method of accounting, capitalizing costs of successful exploratory wells and expensing costs of unsuccessful exploratory wells.  All developmental costs are capitalized.  We are predominately engaged in the acquisition and development of proved reserves as opposed to exploration activities.  The property costs reflected in the accompanying balance sheets were acquired in the merger and subsequent acquisitions, as discussed in Notes 2 and 3.  Cano had capitalized costs for its oil and gas properties of $16,669,862 at June 30, 2005.

Depreciation and depletion of producing properties is computed on the units-of-production method based on estimated proved oil and gas reserves.  Repairs and maintenance are expensed, while renewals and betterments are generally capitalized.

If conditions indicate that long-term assets may be impaired, the carrying value of property is compared to management’s future estimated pre-tax cash flow from the properties.  If impairment is necessary, the asset carrying value is written down to fair value. Cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed and amortized on an aggregate basis.

Asset Retirement Obligation

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations.  SFAS No. 143 provides that, if the fair value for an asset retirement obligation can be reasonably estimated, the liability should be recognized in the period when it is incurred.  Oil and gas producing companies incur this liability upon acquiring or drilling a well.  Under the method prescribed by SFAS No. 143, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties on the balance sheet.  Periodic accretion of discount of the estimated liability is recorded as an expense in the statement of operations.

Goodwill

The amount paid for the transaction described in Note 2 in excess of the fair value of the net assets acquired has been recorded as “Goodwill” in the Consolidated Balance Sheet.  Goodwill is not amortized, but is assessed for impairment annually or whenever conditions would indicate impairment may exist.  There were no impairments recorded in either of the fiscal years ended June 30, 2004 and 2005.

Cash and Cash Equivalents

Cash equivalents are considered to be all highly liquid investments having an original maturity of three months or less.

Revenue Recognition

We recognize revenue when crude oil and natural gas quantities are delivered to or collected by the respective purchaser.  We sell our crude oil production to two independent purchasers and our natural gas production primarily to a single independent purchaser.  Title to the produced quantities transfers to the purchaser at the time the purchaser collects or receives the quantities.  Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices.  The purchasers of such production have historically made payment for crude oil and natural gas purchases within thirty-five days of the end of each production month.  We periodically review the difference between the dates of production and the dates we collect payment for such production to ensure that receivables from those purchasers are collectible.  All transportation costs are accounted for as a reduction of oil and natural gas sales revenue.

Income Taxes

Cano began its oil and gas operations on May 28, 2004.  For the twelve month periods ended June 30, 2004 and 2005, Cano had incurred net losses in both periods. Since Cano has not yet generated book or tax income, these financial statements do not reflect a provision for income taxes.

Deferred tax assets or liabilities are recognized for the anticipated future tax effects of temporary differences between the financial statement basis and the tax basis of the Company’s assets and liabilities.  These balances are measured using tax rates in effect for the year in which the differences are expected to reverse.  A valuation allowance for deferred tax assets is recorded when it is more likely than not that the benefit from the deferred tax asset will not be realized.

Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value, unless otherwise stated, as of June 30, 2005.

Net Loss per Common Share

Basic net loss per common share is computed by dividing the net income attributable to common shareholders by the weighted average number of shares of common stock outstanding during the period.  Diluted net loss per common share is computed in the same manner, but also considers the effect of the director stock options totaling 175,000 shares.

The weighted average shares used in the basic net income (loss) per common share computations for June 30, 2005 and 2004 were 11,839,080 shares and 7,311,505 shares, respectively.  This excludes 5,165,000 shares issued to Cano employees that are held in escrow as discussed in Note 2 and the director options totaling 175,000 shares.

At June 30, 2005, director stock options totaling 175,000 shares and at June 30, 2004, the 1,040,000 shares underlying the convertible preferred stock were anti-dilutive and, therefore, are not included in the loss per share calculation for either year.

Recent Accounting Pronouncement

In April 2005, the FASB issued Staff Interpretation No. 19-1 (“FSP 19-1”) Accounting for Suspended Well Costs, which provides guidance on the accounting for exploratory well costs and proposes an amendment to FASB Statement No. 19 (“FASB 19”), Financial Accounting and Reporting by Oil and Gas Producing Companies. The guidance in FSP 19-1 applies to enterprises that use the successful efforts method of accounting as described in FASB 19. We do not expect the guidance contained in FSP 19-1 to have a material impact our consolidated financial position, results of operations, or cash flows.

2.             MERGER

On May 28, 2004, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with the Davenport Acquisition Corp., an Oklahoma corporation; Davenport Field Unit, Inc., a Texas corporation; the shareholders of Davenport Field Unit, Inc.; Cano Energy Corporation, a Texas corporation; and Big Sky Management Ltd., a principal stockholder.  Our CEO, S. Jeffrey Johnson, is a principal shareholder of Cano Energy Corporation.

Under the terms of the Merger Agreement, we acquired 100% of Davenport Field Unit’s outstanding common stock in exchange for the issuance by us of 5,165,000 shares of our common stock to the former shareholders of the Davenport Field Unit, Inc. shareholders and paid $1,650,000 to fund developmental costs associated with the Davenport Field Unit and assumed debt.  Pursuant to the terms of the Merger Agreement, we changed our name to Cano Petroleum, Inc. on June 3, 2004.

We conducted drilling activities and implemented improvements in the Davenport field during the 2005 fiscal year, which were funded by the $866,339 escrowed amount.  At June 30, 2005, the escrow balance was used in its entirety, and accordingly, no longer appears in the Consolidated Balance Sheet.

The Davenport Field Unit shareholders comprise seven individuals employed by Cano (six current employees and one former employee) and one director.  Pursuant to the Merger Agreement, the 5,165,000 shares of common stock were placed in escrow.  The shares will vest to the individuals based on a combination of continued employment (“compensation shares”) and achieving certain performance goals during the two years following the merger (“performance shares”).  The compensation shares amounted to 2,659,975 shares and the performance shares amounted to 2,505,025 shares.  Any shares that are not released from escrow will be returned to Treasury Stock.  At the merger date, we recognized $2,324,250 of “Deferred Compensation” and “Additional Paid-in Capital” in the Consolidated Balance Sheet.  We have accounted for these shares in accordance with the provisions of SFAS Nos. 123 and 148.  The shares were recorded based on the quoted market price at the time of the transaction.  At June 30, 2005, the balance of Deferred Compensation is $541,519, net of amortization expense and the recording of Treasury Stock.

As of June 30, 2005, shares returned to treasury totaled 15,783 shares and are recorded as Treasury Stock, at cost.  At June 30, 2005, the total escrowed shares were 5,165,000, of which the outstanding common shares totaled 5,149,217 and treasury shares totaled 15,783.  On July 1, 2005, the compensation shares totaling 2,659,975 shares were released from escrow to three executive officers.

Pursuant to the terms of the Merger Agreement, a principal stockholder - Eric Boehnke, president of Big Sky Management Ltd, agreed to return 6,500,000 shares of common stock to Cano and forgive debts totaling $70,000 owed to him by Huron (predecessor to Cano).  As a result of the forgoing, Mr. Boehnke retained 392,993 common shares.

The transactions were recorded on the purchase method of accounting.  The purchase price was allocated to the acquired assets and assumed liabilities based on their fair values and the unallocated amount was recorded as goodwill.  The calculation of the purchase price and allocation to assets is as follows:

Calculation of purchase price:
Cano Petroleum common stock (5,165,000 shares)	$2,324,250
Asset retirement obligation	83,582
Notes payable to Bluebonnet Resources	355,646
Reimbursement to Cano Energy	428,015
Total purchase price	$3,191,493

Allocation of purchase price:
Accounts receivable from Cano Energy	$4,000
Deferred compensation	2,324,250
Oil and gas properties	762,000
Cash	77
Goodwill	101,166
Total allocation of purchase price	$3,191,493

The fair value assigned to the oil and gas properties is based on management’s valuation of the properties, which was derived in part by reference to a reserve report prepared by an independent petroleum engineering firm.  Based on the engineer’s report and Cano’s internal analysis, we believe the Davenport field has unrealized potential to support the recording of “Goodwill” to the Consolidated Balance Sheet.

3.             ACQUISITIONS

Ladder Company Oil and Gas Properties - On July 2, 2004, we acquired all of the outstanding common stock of the Ladder Companies, Inc., a Delaware corporation, for approximately $2.2 million, after purchase price adjustments.  The Ladder Companies (“Ladder”) comprise two companies — Ladder Energy Company, a Delaware corporation, and Tri-Flow, Inc., an Oklahoma corporation.  Ladder is engaged in oil and gas production activities.  The acquisition was effective on May 1, 2004, and net operating income from that date through closing was applied to the purchase price.  The results of operations of Ladder are included in our statements of operations from July 2, 2004 through June 30, 2005.

Nowata Oil Properties — On September 14, 2004, we acquired oil and gas producing leases from the Nowata Oil Properties LLC (“Nowata”) for approximately $2.6 million.  The leases are located in Nowata County, Oklahoma.  The effective date of the purchase was September 1, 2004.  The results of operations of Nowata are included in our statement of operations from September 14, 2004 through June 30, 2005.

Square One Energy — On March 29, 2005, we completed the acquisition of Square One Energy, Inc. (“Square One”).  The value of the consideration we paid for Square One was $7.6 million, consisting of $4 million in cash and 888,888 shares of our common stock, which was valued at $3.96 per share.  The results of operations of Square One are included in our statements of operations from March 29, 2004 through June 30, 2005.

The Ladder, Nowata and Square One acquisitions were recorded based on the purchase method of accounting.  The purchase prices were allocated to the acquired assets and assumed liabilities based on their fair values.  The calculation of each purchase price and allocation to assets is as follows:

	Ladder	Nowata	Square One
Net Acquisition Price	$2,352,492	$2,561,880	$7,557,531
Asset Retirement Obligations	199,930	615,739	88,494
Other Liabilities Assumed	47,975	—	59,715
Total Purchase Price	$2,600,397	$3,177,619	$7,705,740

Allocation of Purchase Price:
Cash	$110,075	$—	$—
Accounts Receivable	2,917	—	69,593
Prepaid Assets	13,470	—	—
Fixed Assets	—	—	43,051
Oil & Gas Properties	2,473,935	3,177,619	7,593,096
	$2,600,397	$3,177,619	$7,705,740

The fair value assigned to the oil and gas properties is based on management’s valuation of the properties, which was derived in part by reference to reserve reports prepared by an independent petroleum engineering firm.  Based on the engineer’s reports and Cano’s internal analyses, we believe the value assigned to these properties is reasonably supported.

Pro Forma Financial Information

The following condensed pro forma information gives effect to the acquisitions as if they had occurred on July 1, 2004 and 2003, respectively.  The pro forma information has been included in the Notes as required by generally accepted accounting principles and is provided for comparison purposes only.  The pro forma financial information is not necessarily indicative of the financial results that would have occurred had the business combinations been effective on the dates indicated and should not be viewed as indicative of operations in the future.

	Years Ended June 30,
	2005	2004
Operating revenues	$6,506,000	$4,628,000
Loss applicable to common stock	$(3,357,000)	$(1,741,000)
Net loss per share - basic and diluted	$(0.28)	$(0.14)

4.             PREFERRED STOCK

Financings

During the year ended June 30, 2005, we issued $5.35 million of Series C Convertible Preferred Stock (5,350 shares at $1,000 per share).  This increased our total issuances of preferred stock to $8.75 million (net proceeds of $8.5 million).

The total issuances consisted of $2 million of Series B Convertible Preferred Stock and $6.75 million of Series C Convertible Preferred Stock.  These were non-voting shares issued at a price of $1,000 per share.  The holders of the Series B and Series C Preferred Stock were not entitled to receive any dividends.

Conversion to Common

During March 2005, the preferred stockholders elected to convert their preferred shares to common shares.  Each share of Series B and Series C Convertible Preferred Stock was converted by the holder into shares of our common stock at a price of $3.00 and $3.75 per share, respectively.  The conversion is summarized in the following table:

	Gross Issuances	Conversion Price	Common Shares
Series B	$2,000,000	$3.00	666,665
Series C	6,750,000	3.75	1,800,000
Total	$8,750,000		2,466,665

As of June 30, 2005, there were no outstanding issuances of preferred stock.  Our common stock is the only class of stock outstanding.

Beneficial Conversion Feature Related to our Series C Preferred Stock

On the dates of certain issuances of our Series C Preferred Stock, the quoted market price of our common stock was higher than the conversion price of our Series C Preferred Stock of $3.75 per share, resulting in a beneficial conversion feature.   The value of the beneficial conversion feature was recorded as a discount to preferred stock and a charge to earnings available to common stockholders, analogous to a preferred dividend.  As a direct result, we recognized a $416,534 increase in accumulated deficit with a corresponding increase in additional paid-in capital.  Because the Series C Preferred Stock was convertible into common stock on the date of issuance, the discount was immediately recognized as a charge to accumulated deficit.

5.             COMMON STOCK FINANCINGS

On March 18, 2005, we entered into agreements to sell 1,350,000 shares of common stock to two accredited institutional investors at a price of $3.75 per share.  The transactions closed on March 24, 2005.  We received gross proceeds of $5.1 million from the sale of these common shares (net proceeds of $4.8 million).

The amount of common shares issued and outstanding is summarized as follows:

Issued and outstanding as of June 30, 2004	15,647,204
Shares issued for Square One acquisition (Note 3)	888,888
Preferred shares converted to common (Note 4)	2,466,665
Shares issued in private placement (above)	1,350,000
Issued shares as of June 30, 2005	20,352,757
Management shares returned to Treasury Stock (Note 2)	(15,783)
Outstanding shares as of June 30, 2005	20,336,974

6.             RELATED PARTY TRANSACTIONS

Transactions involving Cano Energy Corporation

On August 16, 2004, we agreed to purchase an additional 10% revenue interest in the Davenport field from Cano Energy Corporation (“CEC”).  This increased our revenue interest in the Davenport field to 65%.  In consideration for the additional 10% revenue interest, we agreed to pay $667,000 cash to CEC.  The final payment installment was made in October 2004.  Our CEO, S. Jeffrey Johnson, is a principal shareholder of Cano Energy Corporation.  As of June 30, 2005, there were no outstanding balances between Cano and CEC.

Transactions involving Directors

On December 16, 2004, we issued stock options for 50,000 shares of our common stock to Gerald Haddock, who currently serves on our board of directors, in exchange for providing certain financial and management consulting services to us.  The exercise price is $4 per option share.  The options are exercisable at any time, in whole or in part, during the ten-year option period which commenced six months following the date of grant (June 16, 2005) and expires on June 15, 2015.  These options are discussed in greater detail in Note 7.

On October 8, 2004, we received gross proceeds of $750,000 from the sale of 750 shares of Series C Convertible Preferred Stock at a price of $1,000 per share to Randall Boyd, one of our current Directors.

7.             DIRECTOR STOCK OPTIONS

On April 1, 2005, the 2005 Directors’ Stock Option Plan (“Plan”) became effective.  The term of the Plan is ten years unless sooner terminated by the Board of Directors.  The plan authorizes 150,000 shares of common stock which may be optioned and sold under the plan, plus an annual increase on the first day of each fiscal years beginning in 2005, 2006, 2007, 2008 and 2009 equal to the lesser of (a) 100,000 shares of common stock, (b) one-half of one percent (0.5%) of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, or (c) such lesser number of shares as is determined by the Board of Directors.  Among other provisions, the plan grants to each non-employee director an option to purchase 25,000 shares upon initial appointment to the Board and subsequent annual options to purchase 25,000 shares.  The exercise price of each option granted under the plan will equal 100% of the average of the fair market value per share of our common stock for the 20 trading days immediately preceding the date of grant of the option.  The term of each option will be ten years unless sooner terminated in accordance with the plan.

On April 1, 2005, pursuant to the Plan, we granted stock options to our five non-employee directors to each purchase 25,000 shares of common stock.  The options granted under the Plan totaled 125,000 shares.  These options have an exercise price of $4.13 per share.  The options vest on April 1, 2006, and expire on April 1, 2015.

The options granted under the Plan totaling 125,000 shares and the 50,000 stock options, as discussed in Note 6, are the only options we have granted during our fiscal year ended June 30, 2005.  There were no options granted in the fiscal year ended June 30, 2004.  A summary of options we granted during the fiscal year ended June 30, 2005 is as follows:

	Options	Weighted Average Exercise Price
Outstanding at 7/1/04	—	—
Shares granted	175,000	$4.09
Shares exercised, forfeited, or expired during fiscal year	—	—
Outstanding at 6/30/05	175,000	$4.09

Pursuant to Statement of Financial Accounting Standard No. 123 (“SFAS 123”), Accounting for Stock-Based Compensation , the fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model.  The factors used to calculate the fair value of the options totaling 175,000 commons shares are summarized in the table below:

	Refer to Note 6	All Non- Employee Directors
No. of shares	50,000	125,000
Risk free interest rate	4.27%	4.28%
Expected life	4 years	4 years
Expected volatility	51.5%	33.7%
Expected dividend yield	0.0%	0.0%

In accordance with the provisions of SFAS 123 and SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure , we have recorded a charge to general and administrative expenses of $144,255 for the estimated fair value of the options granted to our directors.

8.             ASSET RETIREMENT OBLIGATION

Our financial statements reflect the provisions of Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations .  Our asset retirement obligation (“ARO”) primarily represents the estimated present value of the amount we will incur to plug, abandon and remediate our producing properties at the end of their productive lives, in accordance with applicable state laws.  We determine our ARO by calculating the present value of estimated cash flows related to the liability.  At June 30, 2005, our liability for ARO was $1,051,453, of which $1,033,075 is considered long term.  Our asset retirement obligations are recorded as current or non-current liabilities based on the estimated timing of the anticipated cash flows. For the twelve months ended June 30, 2005, we have recognized accretion expense of $69,814.

The following table describes the changes in our asset retirement obligations for the twelve months ended June 30, 2005:

2005
Asset retirement obligation at July 1, 2004	$84,272

Liabilities incurred:
Acquisition of Ladder Energy Company	199,930
Acquisition of Nowata Properties	615,739
Acquisition of Square One Energy	88,494
Accretion expense	69,814
Change in estimate	20,991
Plugging costs	(27,787)
Asset retirement obligation at June 30, 2005	$1,051,453

The amounts listed above include the effects of purchase accounting adjustments to reflect knowledge gained since we assumed operational responsibilities of these properties.

9.             INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax provisions.

A reconciliation of the differences between Cano’s applicable statutory tax rate and its effective income tax rate, and a schedule showing the significant components of the net deferred tax asset (liability) as of June 30, 2005 and 2004 are as follows:

	2005	2004
Tax provision at statutory tax rate	38%	38%
Increase (decrease) resulting from:
Net change in valuation allowance	(38)%	(38)%
Effective tax rate	—	—

Deferred tax asset (liability):
Deferred compensation expense	$675,000	$37,000
Net operating loss carryforwards	1,683,000	938,000
Difference in book and tax bases on acquired oil and gas properties	(762,000)	—
Depreciation, depletion and amortization	(257,000)	(2,000)
Gross deferred tax asset	1,339,000	973,000
Less valuation allowance	$(1,339,000)	(973,000)
Total	$—	$—

Due to a lack of earnings history, we cannot determine that the deferred tax assets will more likely than not be realized.  As a result, offsetting valuation allowances of $1,339,000 and $973,000 have been recorded at June 30, 2005 and 2004, respectively.  At June 30, 2005, Cano had net operating loss (“NOL”) carryforwards for tax purposes of approximately $4.4 million.  The remaining net operating losses principally expire in 2024 and 2025.  Of the $4.4 million, $2.2 million will be unavailable to offset any future taxable income due to limitations from change in ownership as defined in Section 382 of the Internal Revenue Service (“IRS”) code.

Regarding the Ladder acquisition, as discussed in Note 3, Cano intends to file a request with the IRS to seek approval for the Section 338 treatment.  This would enable us to recognize the stepped-up basis in the Ladder properties approximately equal to the acquisition price for tax computation purposes.  We can not guarantee that the IRS will approve this request.  Accordingly, we have recorded a deferred tax liability for the book bases in excess of the tax bases on the properties, the tax effect of which amounted to $762,000.  If the IRS approves this request, this deferred tax liability would be reversed from our books.

10.          COMMITMENTS AND CONTINGENCIES

Litigation

Occasionally, we are involved in various lawsuits and certain governmental proceedings arising in the ordinary course of business.  Our management and legal counsel do not believe that the ultimate resolution of such matters, will have a material effect on our financial position or results of operations.

Leases

Our principal executive offices are subject to a non-cancelable operating lease that expires on June 30, 2006 at a cost of $6,580 per month.  Our total obligation for the twelve-month period ended June 30, 2006 is $78,960.  Rent expense under the operating lease agreements amounted to $107,868 and $6,742 for the years ended June 30, 2005 and 2004, respectively.

Employment Contract

Cano has an employment contract with its CEO that requires minimum compensation totaling $267,500 in fiscal 2006.

Other

To date, our expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

Liquidity

For the fiscal year ended June 30, 2005, we generated a loss applicable to common stock of $3,389,676, and had cash used in operating activities of $501,035.  Additionally, we had a working capital deficit of $398,602 at June 30, 2005.  As discussed in Note 11, we recently received written commitments for the sale common shares in two private placements amounting to $19,474,000 in gross proceeds, of which $10,780,000 was received by September 19, 2005.

In addition, we anticipate reducing our operating losses in fiscal 2006, and we will strive to improve cash flow.  Also, we are contemplating additional financing transactions that will sufficiently fund our planned capital expenditures and working capital needs for a reasonable period of time.  However, no assurance may be given that we will be successful in raising additional funds or improving operating results.

11.          SUBSEQUENT EVENTS

Equity Issuance

On September 14, 2005 and September 16, 2005, we received written commitments for two private placement sales of 2,603,864 shares and 2,100,000 shares, respectively, of our common stock at a per share price equal to $4.14, which was the closing price on September 13, 2005 on the American Stock Exchange.  The gross proceeds totaled $19,474,000, of which we had received $10,780,000 as of September 19, 2005. The net proceeds of the issuance will be used for general corporate purposes, capital expenditures and working capital.  The common stock sold in the private placements have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from the registration requirements.

12.          SUPPLEMENTARY FINANCIAL INFORMATION FOR OIL AND GAS PRODUCING ACTIVITIES (UNAUDITED)

All of our operations are directly related to oil and gas producing activities located in Texas and Oklahoma.

Capitalized Costs Relating to Oil and Gas Producing Activities

June 30,	2005	2004
Proved oil and gas properties	$15,191,769	$762,000
Unproved oil and gas properties	1,478,093	—
Total capitalized costs	16,669,862	$762,000
Less accumulated depreciation and amortization	(454,741)	(4,533)

Net Capitalized Costs	$16,215,121	$757,467

Costs Incurred in Oil and Gas Producing Activities

For the Fiscal Years Ended June 30,	2005	2004
Acquisition of proved properties	$12,444,875	$762,000
Acquisition of unproved properties	1,478,093	—
Development costs	1,984,894	—
Workover expenses	499,686	—
Asset retirement costs recognized according to SFAS No. 143	27,787	—
Total Costs Incurred	$16,435,335	$762,000

Results of Operations from Oil and Gas Producing Activities

For the Fiscal Years Ended June 30,	2005	2004
Oil and gas revenues	$5,481,640	$7,958
Production costs	(2,730,079)	(44,921)
Production taxes	(342,796)	—
Depreciation and amortization	(451,446)	(4,533)
Results of operations before income taxes	$1,957,319	$(41,496)
Provision for income taxes*	—	—
Results of Oil and Gas Producing Operations	$1,957,319	$(41,496)

* Since we do not have a provision for federal income taxes, we have not computed a tax provision for the disclosure listed above.

Proved Reserves

Our proved oil and gas reserves have been estimated by independent petroleum engineers.  Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods.  Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available.  The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history; acquisitions of oil and gas properties; and changes in economic factors.  Our proved reserves are summarized in the table below.

	Crude Oil and Natual Gas Liquids Bbls.	Natural Gas Mcf
Reserves at July 1, 2004	213,245	—
Purchases of minerals in place	2,066,456	9,531,352
Revisions of prior estimates	865,587	1,036,629
Production	(89,308)	(180,069)
Reserves at June 30, 2005	3,055,980	10,387,912

Proved producing reserves	2,162,078	2,619,874

Standardized Measure

The standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows are prepared using assumptions required by the Financial Accounting Standards Board.  Such assumptions include the use of year-end prices for oil and gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves.  Discounted future net cash flows are calculated using a 10% rate.

As of June 30, 2005 and 2004, estimated well abandonment costs, net of salvage, are deducted from the standardized measure using year-end costs. Such abandonment costs are recorded as a liability on the consolidated balance sheet, using estimated values of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired.

The standardized measure does not represent management’s estimate of our future cash flows or the value of proved oil and gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year-end prices used to determine the standardized measure of discounted cash flows, are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

Price and cost revisions are primarily the net result of changes in year-end prices, based on beginning of year reserve estimates. Quantity estimate revisions are primarily the result of the extended economic life of proved reserves and proved undeveloped reserve additions attributable to increased development activity.

The standardized measure of discounted estimated future net cash flows related to proved crude oil and natural gas reserves at June 30, 2005 and 2004 is as follows:

Standardized Measure of Discounted Future Cash Flows:

	2005	2004
Future cash inflows	$222,665,000	$7,677,000
Future production and development costs	(123,360,000)	(5,258,000)
Future income taxes	(31,606,000)	—
Future net cash flows	67,699,000	2,419,000
10% annual discount	(37,160,000)	(919,000)
Standardized measure of discounted net cash flows	$30,539,000	$1,500,000

Changes in Standardized Measure of Discounted Future Cash Flows:

	2005	2004
Balance at July 1	$1,500,000	$—
Net changes in prices and production costs	315,000	—
Net changes in future development costs	(1,680,000)	—
Sales of oil and gas produced, net	(2,409,000)	(8,000)
Purchases of reserves	43,280,000	1,508,000
Revisions of previous quantity estimates	2,164,000	—
Previously estimated development costs incurred	1,985,000	—
Net change in income taxes	(14,833,000)	—
Accretion of discount	233,000	—
Other	(16,000)	—
Balance at June 30	$30,539,000	$1,500,000

***************

4,703,864

Shares of

Common Stock

of

CANO PETROLEUM, INC.

PROSPECTUS

The date of this prospectus is February 13, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

Under the Delaware General Corporation Law, a Delaware corporation may indemnify officers, directors and other corporate agents under certain circumstances and subject to certain limitations.  Article Thirteen of our Certificate of Incorporation authorizes us to indemnify any officer or director to the fullest extent provided by Delaware law.  Article Nine of our Bylaws provides that we are obligated to indemnify our past and present directors and officers, or any person who may have served at our request as a director or officer of another corporation, against expenses actually and necessarily incurred in connection with the defense of any action, suit, or proceeding in which the director or officer is made a party by reason of having been our director or officer, or director or officer of another corporation at our request, except in relation to matters as to which any such director or officer or person shall have been adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of any duty owed to us.

Section 145 of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Our Certificate of Incorporation and Bylaws contain such a provision.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.    Other Expenses of Issuance and Distribution

                The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount

SEC registration fee	$2,249.81
Accounting fees and expenses	15,000.00	*
Legal fees and expenses	50,000.00	*
TOTAL	$67,249.81	*

* Estimated

Item 26.    Recent Sales of Unregistered Securities

Common Stock

On May 26, 2004, we issued 5,165,000 shares of our common stock as partial consideration for 100% of the outstanding common stock of Davenport Field Unit, Inc., a Texas corporation.  Such issuance was deemed exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Act and/or Regulation D, promulgated pursuant to the Act.

On March 18, 2005, we entered into agreements to sell 1,350,000 shares of common stock to two accredited institutional investors at a price of $3.75 per share.  The transactions closed on March 24, 2005. These sales were exempt from registration requirements under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On March 29, 2005, we completed the acquisition of Square One Energy, Inc. in consideration for $7.5 million, consisting of $4 million in cash and 888,888 shares of our common stock, which was valued at $3.96 per share. These sales were exempt from registration requirements under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On September 14, 2005 and September 29-30, 2005, we sold 2,603,864 shares and 2,100,000 shares, respectively, of our common stock at a per share price equal to $4.14, which was the closing price on September 13, 2005 on the American Stock Exchange.  The gross proceeds totaled $19,474,000.  These sales were exempt from registration requirements under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

On November 29, 2005, in connection with the acquisition of W.O. Energy of Nevada, Inc. we issued 895,660 shares of restricted common stock to each of Miles O’Loughlin and Scott White.  Based on the average of the closing price of our common stock on AMEX for the three trading days immediately prior to November 29, 2005, the aggregate value of the 1,791,320 restricted shares issued was approximately $8.24 million.  These issuances were exempt from registration requirements under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder

Preferred Stock Issuance

Series B – Concurrent with the closing of the Merger Agreement, pursuant to which we acquired Davenport Field Unit, Inc., a Texas corporation, we closed a financing with gross proceeds of $2,000,000 through the issuance of 2,000 shares of non-voting Series B Convertible Preferred Stock at a price of $1,000 per share.  The net proceeds were $1,865,894, net of issuance costs and accrued registration statement costs.  Each share of Series B Convertible Preferred Stock is convertible, at any time, by the holder into shares of our common stock at a price of $3.00 per share, subject to downward adjustment in the event that:

•           Cano issues any common stock or securities convertible into common stock at an effective price of less than $3.00 per share until May 28, 2006, in which case the effective price shall be that lower price; and

•              Cano fails to meet the performance goals that pertain to the issuance of 5,165,000 common shares to our employees as discussed in Note2, in which case the effective price shall be the lesser of (i) $3.00 per share or (ii) the average trailing five day bid price of Cano’s common stock on the over-the-counter Bulletin Board, less a 25% discount.

These sales were exempt from registration requirements under Regulation S under the Securities Act.

Series C – As of June 30, 2004, Cano had issued 1,400 shares of non-voting Series C Convertible Preferred Stock at a price of $1,000 per share.  The net proceeds were $1,265,894, net of issuance fees and accrued registration statement costs.  The terms of the Series C preferred stock are essentially identical to the Series B stock except the conversion price is $3.75 per share of common stock.  These sales were exempt from registration requirements under Regulation S under the Securities Act.

During July and August of 2004, we had received additional gross proceeds of $4.6 million from the sale of 4,600 shares of Series C Convertible Preferred Stock at a price of $1,000 per share.  This increased our total gross proceeds from the issuances of Series C preferred stock to $6.0 million.  These sales were exempt from registration requirements under Regulation S under the Securities Act.

On October 8, 2004, we received gross proceeds of $750,000 from the sale of 750 shares of Series C

Convertible Preferred Stock at a price of $1,000 per share to Randall Boyd, one of our current Directors.  This increased our total gross proceeds from the issuances of Series C preferred stock to $6.75 million. This sale was exempt from registration requirements under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder.

Preferred Stock Conversion

Series A – During May 2004, all of the holders of Series A Convertible Preferred Stock submitted conversion notices to convert their preferred shares totaling 600 shares into an aggregate of 10,000,000 shares of Huron’s (predecessor to Cano) common stock.  Therefore, as of June 30, 2004, there was no Series A Convertible Preferred Stock outstanding.

Series B and C – During February and March 2005, all of the holders of Series B and C Convertible Preferred Stock submitted conversion notices to convert their preferred shares totaling 8,750 shares into an aggregate of 2,466,665 shares of common stock.  Therefore, as of March 31, 2005, there was no Series B or Series C Convertible Preferred Stock outstanding.

The above issuances of common stock upon conversion of preferred stock were exempt from registration requirements under Rule 506 and/or Regulation S under the Securities Act.

All of the above unregistered issuances of securities were made pursuant to the exemptions from registration requirements provided by Section 4(2) of the Securities Act, Regulation S and/or Rule 506, promulgated thereunder.

Except as expressly set forth above, for transactions exempt from registration under Rule 506, the individuals and entities to whom we issued securities are unaffiliated with us. For each of such sales, no advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act. Each of the above security holders who were not our executive officers represented that the are accredited and sophisticated investors, that they are capable of analyzing the merits and risks of their investment, and that they understand the speculative nature of their investment. Furthermore, all of the above-referenced persons had access to our Securities and Exchange Commission filings.

None of the purchasers who received shares under Regulation S are U.S. persons as defined in Rule 902(k) of Regulation S, and no sales efforts were conducted in the U.S., in accordance with Rule 903(c).  Such purchasers acknowledged that the securities purchased must come to rest outside the U.S., and the certificates contain a legend restricting the sale of such securities until the Regulation S holding period is satisfied.

Item 27.    Exhibits

Exhibit Number	Description
2.1

Agreement and Plan of Merger made as of the 26th day of May 2004, by and among Huron Ventures, Inc. Davenport Acquisition Corp., Davenport Field Unit Inc., the shareholders of Davenport Field Unit Inc., Cano Energy Corporation and Big Sky Management Ltd. (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on June 8, 2004)

2.2	Management Stock Pool Agreement (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2004)
2.3	Investment Escrow Agreement (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2004)
2.4

Stock Purchase Agreement dated June 30, 2004, by and between Cano Petroleum, Inc., as Buyer, and Jerry D. Downey and Karen S. Downey, as Sellers (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on July 15, 2004)

2.5	Purchase and Sale Agreement, dated August 16, 2004, by and between Cano Energy

Corporation and Cano Petroleum, Inc. (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on August 25, 2004)
2.6

Purchase and Sale Agreement dated February 6, 2005 by and between Square One Energy, Inc. and Cano Petroleum, Inc. (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on March 7, 2005)

2.7

Stock Purchase Agreement by and among Cano Petroleum, Inc., W.O. Energy of Nevada, Inc., Miles O’Loughlin and Scott White dated November 29, 2005 (The schedules and exhibits have been omitted from this filing.  An exhibit to the schedules and exhibits is contained in the Stock Purchase Agreement and the schedules and exhibits are available to the Securities and Exchange Commission upon request. (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

2.8

Summary of terms of purchase of overriding royalty interests by Cano Petroleum, Inc. from THEprivate Energy Company, Inc. dated December 27, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 3, 2006)

3.1

Certificate of Incorporation (Incorporated by reference to the Company’s registration statement on Form 10-SB (File No. 000-50386, filed with the Securities and Exchange Commission on September 4, 2003)

3.2

Certificate of Ownership, amending the Company’s Certificate of Incorporation (Incorporated by reference to the Company’s Form 10-KSB for the fiscal year ended June 30, 2004, filed with the Securities and Exchange Commission on September 23, 2004)

3.3	Bylaws (Incorporated by reference to the Company’s registration statement on Form 10-SB (File No. 000-50386, filed with the Securities and Exchange Commission on September 4, 2003)
4.1

Designation for Series A Convertible Preferred Stock, included in the Company’s Certificate of Incorporation (Incorporated by reference to the Company’s registration statement on Form 10-SB (File No. 000-50386, filed with the Securities and Exchange Commission on September 4, 2003)

4.2	Certificate of Designation for Series B Convertible Preferred Stock (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on June 8, 2004)
4.3	Certificate of Designation for Series C Convertible Preferred Stock (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on July 15, 2004)
4.4

Credit Agreement among Cano Petroleum, Inc., as Borrower, The Lenders Party Hereto from Time to Time, as Lenders, and Union Bank of California, N.A., as Administrative Agent and as Issuing Lender, dated November 29, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

4.5

Subordinated Credit Agreement among Cano Petroleum, Inc., as Borrower, The Lenders Party Hereto From Time to Time, as Lenders, and Energy Components SPC EEP Energy Exploration and Production Segregated Portfolio, as Administrative Agent, dated November 29, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

5.1*	Opinion and Consent of Sichenzia Ross Friedman Ference LLP
10.1+	Employment Agreement of S. Jeff Johnson (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 19, 2006)
10.2+	Employment Agreement of Michael Ricketts (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2004)
10.3+

Amendment to Employment Agreement of Michael J. Ricketts effective January 1, 2006 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 19, 2006)

10.4+	Employment Agreement of Tom Cochrane (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on August 11, 2004)
10.5+

Amendment to Employment Agreement of Thomas Cochrane effective January 1, 2006 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 19, 2006)

10.6+	Employment Agreement of James K. Teringo, Jr. (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)
10.7+	Amendment to Employment Agreement of James K. Teringo, Jr. effective January 1, 2006

(Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on January 19, 2006)
10.8+

Stock Option Agreement dated September 16, 2005 by and between Cano Petroleum, Inc. and James K. Teringo, Jr. (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)

10.9	Subscription Agreement of Randall Boyd, dated October 8, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on February 14, 2005)
10.10+

Stock Option Agreement dated December 16, 2004 between Cano Petroleum, Inc. and Gerald W. Haddock (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on December 16, 2004)

10.11	Form of Subscription Agreement entered into March 18, 2005 (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on March 28, 2005)
10.12

Letter agreement dated March 29, 2005 among the Haddock Enterprises, LLC, the Company and Kenneth Carlile (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on April 1, 2005)

10.13+	2005 Directors’ Stock Option Plan (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on June 28, 2005)
10.14

Subscription Agreement dated September 14, 2005 by and between Cano Petroleum, Inc. and Touradji Global Resources Master Fund, Ltd. (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 20, 2005)

10.15

Subscription Agreement dated September 14, 2005 by and between Cano Petroleum, Inc. and Renaissance US Growth Investment Trust PLC (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 20, 2005)

10.16

Subscription Agreement dated September 14, 2005 by and between Cano Petroleum, Inc. and BFS US Special Opportunities Trust PLC (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 20, 2005)

10.17

Subscription Agreement dated September 14, 2005 by and between Cano Petroleum, Inc. and Crestview Capital Master, LLC (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 20, 2005)

10.18

Subscription Agreement dated September 16, 2005 by and between Cano Petroleum, Inc. and Howard Hughes Medical Institute (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)

10.19

Subscription Agreement dated September 16, 2005 by and between Cano Petroleum, Inc. and The Robert Wood Johnson Foundation (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)

10.20

Subscription Agreement dated September 16, 2005 by and between Cano Petroleum, Inc. and Laborers’ District Council and Contractors’ of Ohio Pension Fund (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)

10.21

Subscription Agreement dated September 16, 2005 by and between Cano Petroleum, Inc. and Ohio Carpenter’s Pension Fund (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)

10.22

Subscription Agreement dated September 16, 2005 by and between Cano Petroleum, Inc. and New York Nurses Association Pension Plan (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)

10.23

Subscription Agreement dated September 16, 2005 by and between Cano Petroleum, Inc. and Public Sector Pension Investment Board (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)

10.24

Subscription Agreement dated September 16, 2005 by and between Cano Petroleum, Inc. and Spindrift Investors (Bermuda L.P. (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)

10.25

Subscription Agreement dated September 16, 2005 by and between Cano Petroleum, Inc. and Spindrift Partners, L.P. (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on September 22, 2005)

10.26	Sabine Production Partners Transition Summary (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on August 9, 2005)
10.27

Omnibus Agreement among the Company, Haddock Enterprises, LLC, Carlile Management, LLC and Sabine Production Partners, LP (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on November 9, 2005)

10.28

Amended and Restated Regulations of Sabine Production Operating, LLC among the Company, Haddock Enterprises, LLC and Carlile Management, LLC (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on November 9, 2005)

10.29

Compensation Reimbursement Agreement between the Company and Sabine Production Operating, LLC (Incorporated by reference to Form 8-K filed with the Securities and Exchange Commission on November 9, 2005)

10.30

Registration Rights Agreement by and between Cano Petroleum, Inc. and Miles O’Loughlin dated November 29, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

10.31

Registration Rights Agreement by and between Cano Petroleum, Inc. and Scott White dated November 29, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

10.32

Guaranty Agreement by and among Ladder Companies Inc., Square One Energy, Inc., W.O. Energy of Nevada, Inc., WO Energy, Inc., W.O. Operating Company, Ltd. and W.O. Production Company, Ltd. in favor of Union Bank of California, N.A., as Administrative Agent, dated November 29, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

10.33

Guaranty Agreement by and among Ladder Companies Inc., Square One Energy, Inc., W.O. Energy of Nevada, Inc., WO Energy, Inc., W.O. Operating Company, Ltd. and W.O. Production Company, Ltd. in favor of Energy Components SPC EEP Energy Exploration and Production Segregated Portfolio, as Administrative Agent, dated November 29, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

10.34

Escrow Agreement by and among Cano Petroleum, Inc., Miles O’Loughlin, Scott White and The Bank of New York Trust Company, N.A., as Escrow Agent, dated November 29, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

10.35

Pledge Agreement by and among Cano Petroleum, Inc, W.O. Energy of Nevada, Inc. and WO Energy, Inc. in favor of Union Bank of California, N.A., as Administrative Agent, dated November 29, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

10.36

Security Agreement by and among Cano Petroleum, Inc., Ladder Companies Inc., Square One Energy, Inc., W.O. Energy of Nevada, Inc., WO Energy, Inc., W.O. Operating Company, Ltd. and W.O. Production Company, Ltd. in favor of Union Bank of California, N.A., as Administrative Agent, dated November 29, 2005 (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 1, 2005)

10.37+	Cano Petroleum, Inc. 2005 Long-Term Incentive Plan (Incorporated by reference to the Company’s Form 8-K filed with the Securities and Exchange Commission on December 9, 2005)
16.1	Letter of Russell Bedford Stefanou Mirchandani LLP dated July 13, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on July 15, 2004)
16.2	Letter of Hein & Associates LLP dated July 14, 2004 (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on July 15, 2004)
21.1	List of Subsidiaries (Incorporated by reference to the Company’s registration statement on Form SB-2 (File No. 333-129979), filed with the Securities and Exchange Commission on January 31, 2006)
23.1	Consent of Sichenzia Ross Friedman Ference LLP (Included in Exhibit 5.1)
23.2*	Consent of Hein & Associates LP
23.3*	Consent of Forrest A. Garb & Associates, Inc.
24.1	Powers of Attorney (Included on the signature page of the Company’s registration statement on Form SB-2 (File No. 333-129979, filed with the Securities and Exchange Commission on November 29, 2005)

*  Filed herewith

+  Management contract or compensatory plan, contract or arrangement

Item 28.    Undertakings

The undersigned registrant hereby undertakes to:

(1)           File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)            Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii)          Include any additional or changed material information on the plan of distribution.

(2)           For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)           File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)           For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)          Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Fort Worth, Texas on February 13, 2006.

CANO PETROLEUM, INC.

By:	/s/ S. Jeffrey Johnson
S. Jeffrey Johnson
Chief Executive Officer and Chairman of the Board

By:	/s/ Michael J. Ricketts
Michael J. Ricketts
Chief Financial Officer and Principal Accounting Officer

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ S. Jeffrey Johnson	Chief Executive Officer and	February 13, 2006
S. Jeffrey Johnson	Chairman of the Board

*	Director	February 13, 2006
Donnie D. Dent

*	Director	February 13, 2006
Gerald W. Haddock

*	Director	February 13, 2006
Randall Boyd

*	Director	February 13, 2006
Dr. Jim Underwood

*	Director	February 13, 2006
Morris B. “Sam” Smith

* By	/s/ S. Jeffrey Johnson	, authorized under Power of Attorney filed with Form SB-2
S. Jeffrey Johnson

 (File No. 333-129979), filed with the Securities and Exchange Commission on November 29, 2005.